Exhibit 99.1
Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Corporate Property Associates 18 – Global Incorporated

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Corporate Property Associates 18 – Global Incorporated and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of income, of comprehensive income, of equity and of cash flows for each of the three years in the period ended December 31, 2021, including the related notes and financial statement schedules listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Impairment Assessment of Long-Lived Real Estate and Related Intangible Assets

As described in Notes 2, 4, and 7 to the consolidated financial statements, as of December 31, 2021, the consolidated investments in real estate balance, net of accumulated depreciation and amortization, was $1.9 billion, of which a majority relates to long-lived real estate and a portion relates to intangible assets. During the year ended December 31, 2021, the Company recognized an impairment charge of $23.5 million (inclusive of $11.8 million attributable to a noncontrolling interest). Management periodically assesses whether there are any indicators that the value of the long-lived real estate and related intangible assets may be impaired or that their carrying value may not be recoverable. The impairment indicators include, but are not limited to, vacancies, an upcoming lease expiration, a tenant with credit difficulty, the termination of a lease by a tenant, or a likely disposition of the property. If an impairment indicator is identified, management compares the carrying value of the property’s asset group to the estimated future net undiscounted cash flow that management expects the property’s asset group will generate, including any estimated proceeds from the eventual sale of the property’s asset group. The undiscounted cash flow analysis requires management to estimate market rents, residual values, and holding periods. Management estimates the market rents and residual values using market information from outside sources such as third-party market research, external appraisals, broker quotes, or recent comparable sales. For residual values, management applies a selected capitalization rate and deducts estimated costs of sale. If the future net undiscounted cash flow of the property’s asset group is less than the carrying value, the carrying value of the property’s asset group is considered not recoverable. Management then measures the impairment loss as the excess of the carrying value of the property’s asset group over the estimated fair value, which is determined by estimating discounted cash flows using a discount rate, residual capitalization rate, and estimated market rents.

The principal considerations for our determination that performing procedures relating to the impairment assessment of long-lived real estate and related intangible assets is a critical audit matter are (i) the significant judgment by management when developing the future net undiscounted cash flows and fair value of the property’s asset group, which in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to the discount rate, residual capitalization rates, and estimated market rents, and (ii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) testing management’s process for developing the future net undiscounted cash flows and fair value of the property’s asset group; (ii) evaluating the appropriateness of the undiscounted and discounted cash flow methods; (iii) testing the completeness and accuracy of the underlying data used; (iv) evaluating the reasonableness of the significant assumptions related to the discount rate, residual capitalization rates, and estimated market rents by considering the consistency with external market and industry data and whether the significant assumptions were consistent with evidence obtained in other areas of the audit; and (v) for a sample of real estate properties, the involvement of professionals with specialized skill and knowledge to assist in the evaluation of the appropriateness of management’s discounted cash flow method and the reasonableness of the significant assumptions related to the discount rate, residual capitalization rates, and estimated market rents.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 24, 2022

We have served as the Company’s auditor since 2013.

CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2021	2020
Assets
Investments in real estate:
Real estate — Land, buildings and improvements	$1,513,254	$1,440,354
Operating real estate — Land, buildings and improvements	477,588	596,998
Real estate under construction	103,309	180,055
Net investments in direct financing leases	11,449	16,933
In-place lease and other intangible assets	285,222	293,075
Investments in real estate	2,390,822	2,527,415
Accumulated depreciation and amortization	(448,277)	(403,171)
Net investments in real estate	1,942,545	2,124,244
Cash and cash equivalents	52,133	62,346
Other assets, net	148,191	172,328
Total assets (a)	$2,142,869	$2,358,918
Liabilities and Equity
Non-recourse secured debt, net	$1,253,045	$1,310,378
Accounts payable, accrued expenses and other liabilities	127,173	155,259
Due to affiliates	7,696	31,283
Distributions payable	9,330	9,447
Total liabilities (a)	1,397,244	1,506,367
Commitments and contingencies (Note 10)

Preferred stock, $0.001 par value; 50,000,000 shares authorized; none issued	—	—
Class A common stock, $0.001 par value; 320,000,000 shares authorized; 118,684,766 and 119,059,188 shares, respectively, issued and outstanding	119	119
Class C common stock, $0.001 par value; 80,000,000 shares authorized; 30,600,539 and 32,096,796 shares, respectively, issued and outstanding	31	32
Additional paid-in capital	1,315,260	1,331,278
Distributions and accumulated losses	(555,256)	(514,859)
Accumulated other comprehensive loss	(51,794)	(19,930)
Total stockholders’ equity	708,360	796,640
Noncontrolling interests	37,265	55,911
Total equity	745,625	852,551
Total liabilities and equity	$2,142,869	$2,358,918
__________
(a)See Note 2 for details related to variable interest entities (“VIEs”).

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2021	2020	2019
Revenues
Lease revenues — net-leased	$121,646	$102,316	$119,100
Lease revenues — operating real estate	81,142	70,182	70,589
Other operating and interest income	1,429	4,569	7,750
	204,217	177,067	197,439
Operating Expenses
Depreciation and amortization	68,179	63,809	65,498
Operating real estate expenses	30,071	27,847	27,423
Impairment charges	23,504	—	—
Property expenses, excluding reimbursable tenant costs	20,240	18,690	18,660
Reimbursable tenant costs	14,817	12,159	13,204
General and administrative	8,274	7,630	7,724
Allowance for credit losses	—	(2,874)	—
	165,085	127,261	132,509
Other Income and Expenses
Interest expense	(50,959)	(43,343)	(48,019)
Gain on sale of real estate, net	44,015	2,390	24,773
Other gains and (losses)	(2,728)	1,904	4,715
Earnings (losses) from equity method investment in real estate	—	12,313	(2,185)
	(9,672)	(26,736)	(20,716)
Income before income taxes	29,460	23,070	44,214
Provision for income taxes	(1,850)	(769)	(210)
Net Income	27,610	22,301	44,004
Net loss (income) attributable to noncontrolling interests (inclusive of Available Cash Distributions to a related party of $7,345, $7,225, and $8,132, respectively)	236	(9,958)	(11,432)
Net Income Attributable to CPA:18 – Global	$27,846	$12,343	$32,572
Class A Common Stock
Net income attributable to CPA:18 – Global	$21,990	$9,737	$25,636
Basic and diluted weighted-average shares outstanding	120,077,202	118,567,905	116,469,007
Basic and diluted income per share	$0.18	$0.08	$0.22
Class C Common Stock
Net income attributable to CPA:18 – Global	$5,856	$2,606	$6,936
Basic and diluted weighted-average shares outstanding	31,972,362	32,402,493	32,123,513
Basic and diluted income per share	$0.18	$0.08	$0.22

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands)

	Years Ended December 31,
	2021	2020	2019
Net Income	$27,610	$22,301	$44,004
Other Comprehensive (Loss) Income
Foreign currency translation adjustments	(36,960)	43,772	(4,509)
Unrealized gain (loss) on derivative instruments	2,513	(3,519)	(2,079)
	(34,447)	40,253	(6,588)
Comprehensive (Loss) Income	(6,837)	62,554	37,416

Amounts Attributable to Noncontrolling Interests
Net loss (income)	236	(9,958)	(11,432)
Foreign currency translation adjustments	2,595	(3,666)	644
Unrealized (gain) loss on derivative instruments	(12)	18	2
Comprehensive loss (income) attributable to noncontrolling interests	2,819	(13,606)	(10,786)
Comprehensive (Loss) Income Attributable to CPA:18 – Global	$(4,018)	$48,948	$26,630

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED
CONSOLIDATED STATEMENTS OF EQUITY
Years Ended December 31, 2021, 2020, and 2019
(in thousands, except share and per share amounts)

	CPA:18 – Global Stockholders
	Common Stock				Additional Paid-In Capital	Distributions and Accumulated Losses	Accumulated Other Comprehensive Loss	Total CPA:18 – Global Stockholders	Noncontrolling Interests
	Class A		Class C
	Shares	Amount	Shares	Amount						Total
Balance at January 1, 2021	119,059,188	$119	32,096,796	$32	$1,331,278	$(514,859)	$(19,930)	$796,640	$55,911	$852,551
Shares issued	1,474,248	2	511,195	1	17,466			17,469		17,469
Shares issued to affiliate	1,420,820	1			12,546			12,547		12,547
Shares issued to directors	8,979	—			80			80		80
Contributions from noncontrolling interests								—	3,838	3,838
Distributions to noncontrolling interests								—	(19,665)	(19,665)
Distributions declared ($0.4500 per share to Class A and Class C)						(68,243)		(68,243)		(68,243)
Net income (loss)						27,846		27,846	(236)	27,610
Other comprehensive loss:
Foreign currency translation adjustments							(34,365)	(34,365)	(2,595)	(36,960)
Unrealized gain on derivative instruments							2,501	2,501	12	2,513
Repurchase of shares	(3,278,469)	(3)	(2,007,452)	(2)	(46,110)			(46,115)		(46,115)
Balance at December 31, 2021	118,684,766	$119	30,600,539	$31	$1,315,260	$(555,256)	$(51,794)	$708,360	$37,265	$745,625

Balance at January 1, 2020	117,179,578	$117	32,238,513	$32	$1,319,584	$(470,326)	$(56,535)	$792,872	$58,799	$851,671
Cumulative-effect adjustment for the adoption of ASU 2016-13, Financial Instruments — Credit Losses						(6,903)		(6,903)		(6,903)
Shares issued	2,702,908	3	775,285	1	30,169			30,173		30,173
Shares issued to affiliate	1,152,029	1			9,811			9,812		9,812
Shares issued to directors	9,650	—			80			80		80
Contributions from noncontrolling interests								—	4,609	4,609
Distributions to noncontrolling interests								—	(20,802)	(20,802)
Acquisition of noncontrolling interest in real estate					(4,042)			(4,042)	(301)	(4,343)
Distributions declared ($0.3438 and $0.2895 per share to Class A and Class C, respectively)						(49,973)		(49,973)		(49,973)
Net income						12,343		12,343	9,958	22,301
Other comprehensive income:
Foreign currency translation adjustments							40,106	40,106	3,666	43,772
Unrealized loss on derivative instruments							(3,501)	(3,501)	(18)	(3,519)
Repurchase of shares	(1,984,977)	(2)	(917,002)	(1)	(24,324)			(24,327)		(24,327)
Balance at December 31, 2020	119,059,188	$119	32,096,796	$32	$1,331,278	$(514,859)	$(19,930)	$796,640	$55,911	$852,551

(Continued)

CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED
CONSOLIDATED STATEMENTS OF EQUITY
(Continued)
Years Ended December 31, 2021, 2020, and 2019
(in thousands, except share and per share amounts)

	CPA:18 – Global Stockholders
	Common Stock				Additional Paid-In Capital	Distributions and Accumulated Losses	Accumulated Other Comprehensive Loss	Total CPA:18 – Global Stockholders	Noncontrolling Interests
	Class A		Class C
	Shares	Amount	Shares	Amount						Total
Balance at January 1, 2019	114,589,333	$114	31,641,265	$32	$1,290,888	$(411,464)	$(50,593)	$828,977	$66,993	$895,970
Cumulative-effect adjustment for the adoption of ASU 2016-02, Leases (Topic 842)						(1,108)		(1,108)		(1,108)
Shares issued	3,822,104	4	1,171,368	1	43,809			43,814		43,814
Shares issued to affiliate	714,598	1			6,261			6,262		6,262
Shares issued to directors	9,164	—			80			80		80
Contributions from noncontrolling interests								—	2,838	2,838
Distributions to noncontrolling interests								—	(21,818)	(21,818)
Distributions declared ($0.6252 and $0.5499 per share to Class A and Class C, respectively)						(90,326)		(90,326)		(90,326)
Net income						32,572		32,572	11,432	44,004
Other comprehensive loss:
Foreign currency translation adjustments							(3,865)	(3,865)	(644)	(4,509)
Unrealized gain on derivative instruments							(2,077)	(2,077)	(2)	(2,079)
Repurchase of shares	(1,955,621)	(2)	(574,120)	(1)	(21,454)			(21,457)		(21,457)
Balance at December 31, 2019	117,179,578	$117	32,238,513	$32	$1,319,584	$(470,326)	$(56,535)	$792,872	$58,799	$851,671

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2021	2020	2019
Cash Flows — Operating Activities
Net income	$27,610	$22,301	$44,004
Adjustments to net income:
Depreciation and amortization, including intangible assets and deferred financing costs	72,130	66,601	69,139
Gain on sale of real estate, net	(44,015)	(2,390)	(24,773)
Impairment charges	23,504	—	—
Asset management fees and directors’ compensation paid in shares	12,608	10,493	5,850
Realized and unrealized loss (gain) on foreign currency transactions, derivatives, and other	3,903	(3,465)	(694)
Deferred income tax benefit	(2,294)	(2,472)	(2,310)
Straight-line rent adjustments	(2,179)	4,780	(2,960)
Loss on extinguishment of debt	2,010	28	133
Amortization of rent-related intangibles and deferred rental revenue	(798)	(508)	(1,068)
(Earnings) losses from equity method investment in real estate in excess of distributions received	—	(4,426)	2,185
Change in allowance for credit losses	—	(2,874)	—
Net change in other operating assets and liabilities	(89)	1,923	1,607
Change in deferred acquisition fees payable	—	—	(293)
Net Cash Provided by Operating Activities	92,390	89,991	90,820
Cash Flows — Investing Activities
Proceeds from sale of real estate	162,164	6,101	50,846
Funding for development projects	(114,302)	(157,097)	(108,139)
Acquisition of real estate	(10,919)	—	—
Value added taxes refunded in connection with constructing funding	10,398	4,674	9,627
Capital expenditures on real estate	(8,293)	(7,006)	(2,989)
Value added taxes paid in connection with construction funding	(2,880)	(9,133)	(6,964)
Payment of deferred acquisition fees to an affiliate	(1,854)	(2,619)	(4,503)
Other investing activities, net	796	(1,317)	159
Proceeds from sale of equity investment in real estate	—	22,760	—
Return of capital from equity investment	—	1,135	3,161
Capital contributions to equity investment	—	(1,104)	(911)
Proceeds from repayment of notes receivable	—	—	35,954
Proceeds from insurance settlements	—	—	1,084
Net Cash Provided by (Used in) Investing Activities	35,110	(143,606)	(22,675)
Cash Flows — Financing Activities
Scheduled payments and prepayments of mortgage principal	(171,205)	(26,679)	(132,160)
Proceeds from mortgage financing	147,737	96,525	123,641
Distributions paid	(68,360)	(63,271)	(89,845)
Repayment of notes payable to affiliate	(62,048)	—	—
Repurchase of shares	(46,115)	(24,327)	(21,457)
Proceeds from notes payable to affiliate	41,000	21,048	—
Distributions to noncontrolling interests	(20,101)	(20,802)	(20,070)
Proceeds from issuance of shares	17,508	28,230	41,735
Payment of deferred financing costs and mortgage deposits	(4,577)	(2,436)	(1,001)
Contributions from noncontrolling interests	3,838	4,356	2,922
Other financing activities, net	(196)	(781)	(9)
Acquisition of noncontrolling interest in real estate	—	(4,343)	—
Net Cash (Used in) Provided by Financing Activities	(162,519)	7,520	(96,244)
Change in Cash and Cash Equivalents and Restricted Cash During the Year
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(2,966)	2,410	659
Net decrease in cash and cash equivalents and restricted cash	(37,985)	(43,685)	(27,440)
Cash and cash equivalents and restricted cash, beginning of year	119,713	163,398	190,838
Cash and cash equivalents and restricted cash, end of year	$81,728	$119,713	$163,398

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization

Corporate Property Associates 18 – Global Incorporated (“CPA:18 – Global”), is a publicly owned, non-traded real estate investment trust (“REIT”), that invests primarily in a diversified portfolio of income-producing commercial real estate properties net leased to companies, both domestically and internationally. In addition, our portfolio includes self-storage and student housing investments. We were formed in 2012 and are managed by W. P. Carey Inc. (“WPC”) through one of its subsidiaries (collectively our “Advisor”). As a REIT, we are not subject to U.S. federal income taxes on income and gains that we distribute to our stockholders as long as we satisfy certain requirements, principally relating to the nature of our income and the level of our distributions, among other factors. We earn revenue primarily by leasing the properties we own to single corporate tenants, predominantly on a triple-net lease basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. We derive self-storage revenue from rents received from customers who rent storage space, primarily under month-to-month leases for personal or business use. We earn student housing operating revenue primarily from leases of one year or less with individual students. Our last multi-family residential property was sold on January 29, 2019. After that date, we no longer earned revenue from multi-family residential tenants. Revenue is subject to fluctuation due to the timing of new lease transactions, lease terminations, lease expirations, contractual rent adjustments, tenant defaults, sales of properties, and changes in foreign currency exchange rates.

Substantially all of our assets and liabilities are held by CPA:18 Limited Partnership (“the Operating Partnership”), and as of December 31, 2021 we owned 99.97% of general and limited partnership interests in the Operating Partnership. The remaining interest in the Operating Partnership is held by a subsidiary of WPC.

As of December 31, 2021, our net lease portfolio was comprised of full or partial ownership interests in 53 properties, substantially all of which were fully occupied and triple-net leased to 50 tenants totaling 10.4 million square feet. The remainder of our portfolio was comprised of our full or partial ownership interests in 65 self-storage properties, three student housing development projects (two of which will become subject to net lease agreements upon their completion) and one student housing operating property, totaling approximately 5.1 million square feet.

We operate in three reportable business segments: Net Lease, Self Storage, and Other Operating Properties. Our Net Lease segment includes our investments in net-leased properties, whether they are accounted for as operating leases or direct financing leases. Our Self Storage segment is comprised of our investments in self-storage properties. Our Other Operating Properties segment is primarily comprised of our investments in student housing operating properties and, until January 2019, multi-family residential properties. In addition, we have an All Other category that includes our notes receivable investments, one of which was repaid during the second quarter of 2019. Our reportable business segments and All Other category are the same as our reporting units (Note 14).

On December 20, 2019, we executed a framework agreement with a third party to enter into 11 net lease agreements for our student housing properties located in Spain and Portugal for 25 years upon completion of construction. As of December 31, 2021, we have placed into service nine student housing properties, and the remaining two student housing projects under construction will become subject to net lease agreements upon their completion and are scheduled to do so throughout 2022 and 2023.

We raised aggregate gross proceeds in our initial public offering of approximately $1.2 billion through April 2, 2015, which is the date we closed our offering. We have fully invested the proceeds from our offering. In addition, from inception through December 31, 2021, $220.4 million and $63.7 million of distributions to our shareholders were reinvested in our Class A and Class C common stock, respectively, through our Distribution Reinvestment Plan.

On August 31, 2021, we reported that our independent directors intended to begin the process of evaluating possible liquidity alternatives for our stockholders, which included an unsolicited preliminary proposal for a potential business combination transaction received from affiliates of our Advisor. The independent directors have formed a special committee and retained advisors. There can be no assurance as to the form or timing of any liquidity alternative or that any alternative may be pursued at all for the foreseeable future. We do not intend to discuss the evaluation process unless and until a particular alternative is selected.

Notes to Consolidated Financial Statements
Note 2. Summary of Significant Accounting Policies

Critical Accounting Policies and Estimates

Accounting for Acquisitions

In accordance with the guidance for business combinations, we determine whether a transaction or other event is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the assets acquired are not a business, we account for the transaction or other event as an asset acquisition. Under both methods, we recognize the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, we evaluate the existence of goodwill or a gain from a bargain purchase. We capitalize acquisition-related costs and fees associated with asset acquisitions. We immediately expense acquisition-related costs and fees associated with business combinations. All transaction costs incurred during the reporting period were capitalized since our acquisitions were classified as asset acquisitions.

Purchase Price Allocation of Tangible Assets — When we acquire properties with leases classified as operating leases, we allocate the purchase price to the tangible and intangible assets and liabilities acquired based on their estimated fair values. The tangible assets consist of land, buildings, and site improvements. The intangible assets include the above- and below-market value of leases and the in-place leases, which includes the value of tenant relationships. Land is typically valued utilizing the sales comparison (or market) approach. Buildings are valued, as if vacant, using the cost and/or income approach. The fair value of real estate is determined (i) by applying a discounted cash flow analysis to the estimated net operating income for each property in the portfolio during the remaining anticipated lease term, and (ii) by the estimated residual value, which is based on a hypothetical sale of the property upon expiration of a lease factoring in the re-tenanting of such property at estimated market rental rates, and applying a selected capitalization rate.

Assumptions used in the model are property-specific where this information is available; however, when certain necessary information is not available, we use available regional and property-type information. Assumptions and estimates include the following:

•a discount rate or internal rate of return;
•market rents and growth factors rents, and market lease term;
•a capitalization rate to be applied to an estimate of market rent at the end of the market lease term;
•the marketing period necessary to put a lease in place;
•carrying costs during the marketing period; and
•leasing commissions and tenant improvement allowances.

The discount rates and residual capitalization rates used to value the properties are selected based on several factors, including:

•the creditworthiness of the lessees;
•industry surveys;
•property type;
•property location and age;
•current lease rates relative to market lease rates, and
•anticipated lease duration.

In the case where a tenant has a purchase option deemed to be favorable to the tenant, or the tenant has long-term renewal options at rental rates below estimated market rental rates, we generally include the value of the exercise of such purchase option or long-term renewal options in the determination of residual value.

The remaining economic life of leased assets is estimated by relying in part upon third-party appraisals of the leased assets, and industry standards. Different estimates of remaining economic life will affect the depreciation expense that is recorded.

Notes to Consolidated Financial Statements
Purchase Price Allocation of Intangible Assets and Liabilities — We record above- and below-market lease intangible assets and liabilities for acquired properties based on the present value (using a discount rate reflecting the risks associated with the leases acquired including consideration of the credit of the lessee) of the difference between (i) the contractual rents to be paid pursuant to the leases negotiated or in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or equivalent property, both of which are measured over the estimated lease term, which includes renewal options that have rental rates below estimated market rental rates. We discount the difference between the estimated market rent and contractual rent to a present value using an interest rate reflecting our current assessment of the risk associated with the lease acquired, which includes a consideration of the credit of the lessee.

We amortize the above-market lease intangible as a reduction of lease revenue over the remaining contractual lease term. We amortize the below-market lease intangible as an increase to lease revenue over the initial term and any renewal periods in the respective leases. We include the value of below-market leases in Accounts payable, accrued expenses and other liabilities in the consolidated financial statements.

The value of any in-place lease is estimated to be equal to the acquirer’s avoidance of costs as a result of having tenants in place, that would be necessary to lease the property for a lease term equal to the remaining primary in-place lease term and the value of investment grade tenancy. The cost avoidance is derived first by determining the in-place lease term on the subject lease. Then, based on our review of the market, the cost to be borne by a property owner to replicate a market lease to the remaining in-place term is estimated. These costs consist of: (i) rent lost during downtime (i.e., assumed periods of vacancy), (ii) estimated expenses that would be incurred by the property owner during periods of vacancy, (iii) rent concessions (i.e., free rent), (iv) leasing commissions, and (v) tenant improvements allowances given to tenants. We determine these values using our estimates or by relying in part upon third-party valuations. We amortize the value of in-place lease intangibles to depreciation and amortization expense over the remaining initial term of each lease. The amortization period for intangibles does not exceed the remaining depreciable life of the building.

If a lease is terminated, we charge the unamortized portion of above- and below-market lease values to rental income and in-place lease values to amortization expense. If a lease is amended, we will determine whether the economics of the amended lease continue to support the existence of the above- or below-market lease intangibles.

Purchase Price Allocation of Debt — When we acquire leveraged properties, the fair value of the related debt instruments is determined using a discounted cash flow model with rates that take into account the credit of the tenants, where applicable, and interest rate risk. Such resulting premium or discount is amortized over the remaining term of the obligation and is included in Interest expense in the consolidated financial statements. We also consider the value of the underlying collateral taking into account the quality of the collateral, the credit quality of the tenant, the time until maturity and the current interest rate.

Purchase Price Allocation of Goodwill — In the case of a business combination, after identifying all tangible and intangible assets and liabilities, the excess consideration paid over the fair value of the assets and liabilities acquired and assumed, respectively, represents goodwill. We allocate goodwill to the respective reporting units in which such goodwill arises. In the event we dispose of a property or an investment that constitutes a business under U.S. generally accepted accounting principles (“GAAP”) from a reporting unit with goodwill, we allocate a portion of the reporting unit’s goodwill to that business in determining the gain or loss on the disposal of the business. The amount of goodwill allocated to the business is based on the relative fair value of the business to the fair value of the reporting unit. As part of purchase accounting for a business, we record any deferred tax assets and/or liabilities resulting from the difference between the tax basis and GAAP basis of the investment in the taxing jurisdiction. Such deferred tax amount will be included in purchase accounting and may impact the amount of goodwill recorded depending on the fair value of all of the other assets and liabilities and the amounts paid.

Impairments

Real Estate — We periodically assess whether there are any indicators that the value of our long-lived real estate and related intangible assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, vacancies, an upcoming lease expiration, a tenant with credit difficulty, the termination of a lease by a tenant, or a likely disposition of the property.

Notes to Consolidated Financial Statements
For real estate assets held for investment and related intangible assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property’s asset group to the estimated future net undiscounted cash flow that we expect the property’s asset group will generate, including any estimated proceeds from the eventual sale of the property’s asset group. The undiscounted cash flow analysis requires us to make our best estimate of market rents, residual values, and holding periods. We estimate market rents and residual values using market information from outside sources such as third-party market research, external appraisals, broker quotes, or recent comparable sales. For residual values, we apply a selected capitalization rate and deduct estimated costs of sale.

As our investment objective is to hold properties on a long-term basis, holding periods used in the undiscounted cash flow analysis are generally ten years, but may be less if our intent is to hold a property for less than ten years. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets and associated intangible assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining our estimate of future cash flows and, if warranted, we apply a probability-weighted method to the different possible scenarios. If the future net undiscounted cash flow of the property’s asset group is less than the carrying value, the carrying value of the property’s asset group is considered not recoverable. We then measure the impairment loss as the excess of the carrying value of the property’s asset group over its estimated fair value.

Assets Held for Sale — We generally classify real estate assets that are subject to operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied, we received a non-refundable deposit, and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we compare the asset’s fair value less estimated cost to sell to its carrying value, and if the fair value less estimated cost to sell is less than the property’s carrying value, we reduce the carrying value to the fair value less estimated cost to sell. We will continue to review the property for subsequent changes in the fair value and may recognize an additional impairment charge if warranted.

Gain/Loss on Sales — We recognize gains and losses on the sale of properties when the transaction meets the definition of a contract, criteria are met for the sale of one or more distinct assets, and control of the properties is transferred. When these criteria are met, a gain or loss is recognized as the difference between the sale price, less any selling costs, and the carrying value of the property.

Direct Financing Leases/Notes Receivable — This policy was superseded by Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Credit Losses, which we adopted on January 1, 2020 and which is described below under Credit Losses. Prior to this adoption, we periodically assessed whether there were any indicators that the value of our net investments in direct financing leases may have been impaired. When determining a possible impairment, we considered the collectibility of direct financing lease receivables for which a reserve would have been required if any losses were both probable and reasonably estimable. In addition, we determined whether there had been a permanent decline in the estimate of the residual value of the property. If this review indicated a permanent decline in the fair value of the asset below its carrying value, we recognized an impairment charge. For notes receivable, we determined the estimated fair value of these financial instruments using a discounted cash flow model that estimated the present value of the future note payments by discounting such payments at current estimated market interest rates. The estimated market interest rates took into account interest rate risk and the value of the underlying collateral, which included the quality of the collateral, the credit quality of the tenant/obligor, and the time until maturity.

Equity Method Investment in Real Estate — Prior to its disposition in 2020 (Note 4), we evaluated our equity method investment in real estate on a periodic basis to determine if there are any indicators that the value of our equity method investment may be impaired and whether or not that impairment is other-than-temporary. To the extent an impairment has occurred and is determined to be other-than-temporary, we measure the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by calculating our share of the estimated fair market value of the underlying net assets based on the terms of the applicable partnership or joint-venture agreement. For our equity method investment in real estate, we calculate the estimated fair value of the underlying investment’s real estate or net investment in direct financing lease as described in Real Estate and Direct Financing Leases above. The fair value of the underlying investment’s debt, if any, is calculated based on market interest rates and other market information. The fair value of the underlying investment’s other financial assets and liabilities (excluding net investments in direct financing leases) have fair values that generally approximate their carrying values.

Notes to Consolidated Financial Statements
Goodwill — We evaluate goodwill for possible impairment at least annually or upon the occurrence of a triggering event (Note 6). To identify any impairment, we first assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If this is not determined to be the case, a step one quantitative impairment test is considered unnecessary. However, if it is more likely than not, then step one is performed to determine both the existence and amount of goodwill impairment. If the fair value of the reporting unit exceeds its carrying amount, we do not consider goodwill to be impaired. If, however, the fair value of the reporting unit is less than its carrying amount, an impairment loss is recognized in an amount equal to the excess, limited to the total amount of goodwill allocated to the reporting unit.

Credit Losses

We adopted ASU 2016-13, Financial Instruments — Credit Losses on January 1, 2020, which replaces the “incurred loss” model with an “expected loss” model, resulting in the earlier recognition of credit losses even if the risk of loss is remote. This standard applies to financial assets measured at amortized cost and certain other instruments, including net investments in direct financing leases and notes receivable. This standard does not apply to receivables arising from operating leases, which are within the scope of Topic 842. We adopted ASU 2016-13 using the modified retrospective method, under which we recorded a cumulative-effect adjustment as a charge to retained earnings of $6.9 million on January 1, 2020, which is reflected within our consolidated statements of equity.

The allowance for credit losses, which is recorded as a reduction to Net investments in direct financing leases or notes receivable on our consolidated balance sheets, is measured on a pool basis by credit ratings (Note 5), using a probability of default method based on the lessees’ respective credit ratings, the expected value of the underlying collateral upon its repossession, and our historical loss experience related to other direct financing leases. Included in our model are factors that incorporate forward-looking information. Our notes receivable are included in Other assets, net on our consolidated balance sheets. Allowance for credit losses is included in our consolidated statements of income within Allowance for credit losses.

Other Accounting Policies

Basis of Consolidation — Our consolidated financial statements reflect all of our accounts, including those of our controlled subsidiaries. The portions of equity in consolidated subsidiaries that are not attributable, directly or indirectly, to us are presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated.

When we obtain an economic interest in an entity, we evaluate the entity to determine if it should be deemed a VIE and, if so, whether we are the primary beneficiary and are therefore required to consolidate the entity. We apply accounting guidance for consolidation of VIEs to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Fixed price purchase and renewal options within a lease, as well as certain decision-making rights within a loan or joint-venture agreement, can cause us to consider an entity a VIE. Limited partnerships and other similar entities that operate as a partnership will be considered a VIE unless the limited partners hold substantive kick-out rights or participation rights. Significant judgment is required to determine whether a VIE should be consolidated. We review the contractual arrangements provided for in the partnership agreement or other related contracts to determine whether the entity is considered a VIE and to establish whether we have any variable interests in the VIE. We then compare our variable interests, if any, to those of the other variable interest holders to determine which party is the primary beneficiary of the VIE based on whether the entity (i) has the power to direct the activities that most significantly impact the economic performance of the VIE and (ii) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The liabilities of these VIEs are non-recourse to us and can only be satisfied from each VIE’s respective assets.

Notes to Consolidated Financial Statements
As of December 31, 2021 and 2020, we considered ten and 15 entities to be VIEs, respectively, all of which we consolidate, as we are considered the primary beneficiary. The following table presents a summary of selected financial data of the consolidated VIEs included in the consolidated balance sheets (in thousands):

	December 31,
	2021	2020
Real estate — Land, buildings and improvements	$324,908	$427,129
Real estate under construction	102,009	179,162
In-place lease intangible assets	101,450	106,703
Accumulated depreciation and amortization	(107,765)	(98,433)
Total assets	532,686	729,611

Non-recourse secured debt, net	$321,747	$331,113
Total liabilities	361,867	390,882

Real Estate and Operating Real Estate — We carry land, buildings, and improvements at cost less accumulated depreciation. We capitalize costs that extend the useful life of properties or increase their value, while we expense maintenance and repairs that do not improve or extend the lives of the respective assets as incurred.

Real Estate Under Construction — For properties under construction, operating expenses, including interest charges and other property expenses (e.g., real estate taxes, insurance and legal costs) are capitalized rather than expensed. We capitalize interest by applying the interest rate applicable to any funding specific to the property or the interest rate applicable to outstanding borrowings to the average amount of accumulated qualifying expenditures for properties under construction during the period.

Note Receivable — For investments in mortgage notes and loan participations, the loans are initially reflected at acquisition cost, which consists of the outstanding balance. Our note receivable is included in Other assets, net in the consolidated financial statements. We generate revenue in the form of interest payments from the borrower, which are recognized in Other operating and interest income in the consolidated financial statements.

Cash and Cash Equivalents — We consider all short-term, highly liquid investments that are both readily convertible to cash and have a maturity of three months or less at the time of purchase to be cash equivalents. Items classified as cash equivalents include commercial paper and money market funds. Our cash and cash equivalents are held in the custody of several financial institutions, and these balances, at times, exceed federally insurable limits. We seek to mitigate this risk by depositing funds only with major financial institutions.

Other Assets and Liabilities — We include our note receivable, prepaid expenses, deferred rental income, tenant receivables, deferred charges, escrow balances held by lenders, restricted cash balances, deferred tax assets, and derivative assets in Other assets, net in the consolidated financial statements. We include derivative liabilities, deferred income taxes, amounts held on behalf of tenants, deferred revenue, intangible liabilities, and environmental liabilities in Accounts payable, accrued expenses and other liabilities in the consolidated financial statements.

Deferred Acquisition Fees Payable to Affiliate — Fees payable to our Advisor for structuring and negotiating investments and related mortgage financing on our behalf are included in Due to affiliates (Note 3). This fee, together with its accrued interest, is payable in three equal annual installments on the first business day of the fiscal quarter immediately following the fiscal quarter in which an investment is made, and the first business day of the corresponding fiscal quarter in each of the subsequent two fiscal years. The timing of the payment of such fees is subject to the preferred return criterion, a non-compounded cumulative distribution return of 5% per annum (based initially on our invested capital).

Share Repurchases — Share repurchases are recorded as a reduction of common stock par value and additional paid-in capital under our redemption plan, pursuant to which we may elect to redeem shares at the request of our stockholders, subject to certain exceptions, conditions, and limitations. The maximum amount of shares purchasable by us in any period depends on a number of factors and is at the discretion of our board of directors.

Notes to Consolidated Financial Statements
Noncontrolling Interests — We account for the special general partner interest in our Operating Partnership as a noncontrolling interest (Note 3). The special general partner interest entitles WPC–CPA:18 Holdings, LLC (“CPA:18 Holdings” or the “Special General Partner”), to cash distributions and, in the event there is a termination or non-renewal of the advisory agreement, redemption rights. Cash distributions to the Special General Partner are accounted for as an allocation to net loss (income) attributable to noncontrolling interest.

Revenue Recognition — Revenue is recognized when, or as, control of promised goods or services is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. At contract inception, we assess the services promised in our contracts with customers and identify a performance obligation for each promise to transfer to the customer a good or service (or bundle of goods or services) that is distinct. To identify the performance obligations, we consider all of the services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.

We lease real estate to others primarily on a triple-net leased basis, whereby the tenant is generally responsible for operating expenses relating to the property, including property taxes, insurance, maintenance, repairs, and improvements. Operating property revenues are comprised of lease and other revenues from our self-storage and other operating properties (including student housing operating and multi-family residential properties; we sold our last multi-family residential property in January 2019).

Substantially all of our leases provide for either scheduled rent increases, periodic rent adjustments based on formulas indexed to changes in the Consumer Price Index (“CPI”) or similar indices in the jurisdiction where the property is located, or the lease may provide for participation in gross revenues of the tenant above a stated level (“percentage rent”). CPI-based adjustments are contingent on future events and are therefore not included as minimum rent in straight-line rent calculations. We recognize rents from percentage rents as reported by the lessees, which is after the level of sales requiring a rental payment to us is reached. Percentage rents were insignificant for the periods presented.

For our operating leases, we recognize future minimum rental revenue on a straight-line basis over the non-cancelable lease term of the related leases and charge expenses to operations as incurred (Note 4). Lease revenue (including straight-line lease revenue) is only recognized when deemed probable of collection. Collectibility is assessed for each tenant receivable using various criteria including credit ratings, guarantees, past collection issues, and the current economic and business environment affecting the tenant. If collectibility of the contractual rent stream is not deemed probable, revenue will only be recognized upon receipt of cash from the tenant. During the year ended December 31, 2020, we wrote off $7.0 million in straight-line rent receivables based on our assessment of less than a 75% likelihood of collecting all remaining contractual rent on certain net lease hotels. Additionally, we did not recognize uncollected rent within lease revenues of $9.9 million and $9.2 million during the years ended December 31, 2021 and 2020, respectively.

Our straight-line rent receivables totaled $20.8 million and $19.0 million at December 31, 2021 and 2020, respectively.

We record leases accounted for under the direct financing method as a net investment in direct financing leases (Note 5). The net investment is equal to the cost of the leased assets. The difference between the cost and the gross investment, which includes the residual value of the leased asset and the future minimum rents, is unearned income. We defer and amortize unearned income to income over the lease term so as to produce a constant periodic rate of return on our net investment in the lease.

Asset Retirement Obligations — Asset retirement obligations relate to the legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or normal operation of a long-lived asset. The fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred or at the point of acquisition of an asset with an assumed asset retirement obligation, and the cost of such liability is recorded as an increase in the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period and the capitalized cost is depreciated over the estimated remaining life of the related long-lived asset. Revisions to estimated retirement obligations result in adjustments to the related capitalized asset and corresponding liability.

In order to determine the fair value of the asset retirement obligations, we make certain estimates and assumptions including, among other things, projected cash flows, the borrowing interest rate, and an assessment of market conditions that could significantly impact the estimated fair value. These estimates and assumptions are subjective.

Notes to Consolidated Financial Statements
Interest Capitalized in Connection with Real Estate Under Construction — Interest directly related to development projects is capitalized. We consider a development project as substantially completed upon the completion of improvements. If discrete portions of a project are substantially completed and occupied and other portions have not yet reached that stage, the substantially completed portions are accounted for separately. We allocate costs incurred between the portions under construction and the portions substantially completed and only capitalize those costs associated with the portion under construction. We determine an interest rate to be applied for capitalizing interest based on a blended rate of our debt obligations.

Depreciation — We compute depreciation of building and related improvements using the straight-line method over the estimated remaining useful lives of the properties (not to exceed 40 years) and furniture, fixtures, and equipment (generally up to seven years). We compute depreciation of tenant improvements using the straight-line method over the lesser of the remaining term of the lease or the estimated useful life of the asset.

Foreign Currency Translation and Transaction Gains and Losses — We have interests in international real estate investments primarily in Europe, for which the functional currency is either the euro, the British pound sterling, or the Norwegian krone. We perform the translation from these currencies to the U.S. dollar for assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using the average exchange rate during the month in which the transaction occurs. We report the gains and losses resulting from this translation as a component of Other comprehensive (loss) income in equity. These translation gains and losses are released to net income (loss) when we have substantially exited from all investments in the related currency.

A transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later), realized upon settlement of a foreign currency transaction generally will be included in net income (loss) for the period in which the transaction is settled. Also, foreign currency intercompany transactions that are scheduled for settlement, consisting primarily of accrued interest and the translation to the reporting currency of intercompany debt that is short-term or has scheduled principal payments, are included in the determination of net income (loss) (within Other gains and (losses) in the statements of income).

The translation impact of foreign currency transactions of a long-term nature (that is, settlement is not planned or anticipated in the foreseeable future), in which the entities to the transactions are consolidated or accounted for by the equity method in our consolidated financial statements, are not included in net income (loss) but are reported as a component of Other comprehensive income (loss) in equity.

Net realized gains or (losses) are recognized on foreign currency transactions in connection with the transfer of cash from foreign operations of subsidiaries to the parent company. We recognized net realized gains (losses) of $0.7 million, $(0.2) million, and $(0.6) million for the years ended December 31, 2021, 2020, and 2019, respectively.

Derivative Instruments — We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For derivatives designated and that qualify as cash flow hedges, the change in fair value of the derivative is recognized in Other comprehensive (loss) income until the hedged transaction affects earnings. Gains and losses on the cash flow hedges representing hedge components excluded from the assessment of effectiveness recognized in earnings over the life of the hedge on a systematic and rational basis, as documented at hedge inception in accordance with our accounting policy election. Such gains and losses are recorded within Other gains and (losses) or Interest expense in our consolidated statements of income. The earnings recognition of excluded components is presented in the same line item as the hedged transactions. For derivatives designated and that qualify as a net investment hedge, the change in the fair value and/or the net settlement of the derivative is reported in Other comprehensive (loss) income as part of the cumulative foreign currency translation adjustment. Amounts are reclassified out of Other comprehensive (loss) income into earnings (within Gain on sale of real estate, net, in our consolidated statements of income) when the hedged investment is either sold or substantially liquidated. In accordance with fair value measurement guidance, counterparty credit risk is measured on a net portfolio position basis.

Notes to Consolidated Financial Statements
Income Taxes — We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. In order to maintain our qualification as a REIT, we are required, among other things, to distribute at least 90% of our REIT net taxable income to our stockholders and meet certain tests regarding the nature of our income and assets. As a REIT, we are not subject to federal income taxes on our income and gains that we distribute to our stockholders as long as we satisfy certain requirements, principally relating to the nature of our income and the level of our distributions, as well as other factors. We believe that we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify as a REIT.

We conduct business in various states and municipalities primarily within North America and Europe and, as a result, we or one or more of our subsidiaries file income tax returns in the United States federal jurisdiction and various state and certain foreign jurisdictions. As a result, we are subject to certain foreign, state, and local taxes and a provision for such taxes is included in the consolidated financial statements.

We elect to treat certain of our corporate subsidiaries as taxable REIT subsidiaries (“TRSs”). In general, a TRS may perform additional services for our tenants and generally may engage in any real estate or non-real estate-related business (except for the operation or management of health care facilities or lodging facilities or providing to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated). These operations are subject to corporate federal, state, local, and foreign income taxes, as applicable. Our financial statements are prepared on a consolidated basis including TRSs and include a provision for current and deferred taxes on these operations.

Significant judgment is required in determining our tax provision and in evaluating our tax positions. We establish tax reserves based on a benefit recognition model, which could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, we recognize the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon settlement. We derecognize the tax position when it is no longer more likely than not of being sustained.

Our earnings and profits, which determine the taxability of distributions to stockholders, differ from net income reported for financial reporting purposes due primarily to differences in depreciation and timing differences of rent recognition and certain expense deductions, for federal income tax purposes.

We recognize deferred income taxes in certain of our subsidiaries taxable in the United States or in foreign jurisdictions. Deferred income taxes are generally the result of temporary differences (items that are treated differently for tax purposes than for U.S. GAAP purposes as described in Note 12). In addition, deferred tax assets arise from unutilized tax net operating losses, generated in prior years. Deferred income taxes are computed under the asset and liability method. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between tax bases and financial bases of assets and liabilities. We provide a valuation allowance against our deferred income tax assets when we believe that it is more likely than not that all or some portion of the deferred income tax asset may not be realized. Whenever a change in circumstances causes a change in the estimated realizability of the related deferred income tax asset, the resulting increase or decrease in the valuation allowance is included in deferred income tax expense (benefit) (Note 12).

Income Per Share — We have a simple equity capital structure with only common stock outstanding. As a result, income per share, as presented, represents both basic and dilutive per-share amounts for all periods presented in the consolidated financial statements. Income per basic and diluted share of common stock is calculated by dividing Net income attributable to CPA:18 – Global by the weighted-average number of shares of common stock issued and outstanding during the year. The allocation of Net income attributable to CPA:18 – Global is calculated based on the weighted-average shares outstanding for Class A common stock and Class C common stock for the years ended December 31, 2021, 2020, and 2019, respectively.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

Notes to Consolidated Financial Statements
Foreign Currencies

We are subject to fluctuations in exchange rates between foreign currencies and the U.S. dollar (primarily the euro, the Norwegian krone, and, to a lesser extent, the British pound sterling). The following table reflects the end-of-period rate of the U.S. dollar in relation to foreign currencies:

	December 31,
	2021	2020	Percent Change
British Pound Sterling	$1.3479	$1.3649	(1.2)%
Euro	1.1326	1.2271	(7.7)%
Norwegian Krone	0.1134	0.1172	(3.3)%

Leases

We adopted guidance under Accounting Standards Codification (“ASC”) 842, Leases for our interim and annual periods beginning January 1, 2019.

As a Lessee: Right-of-use (“ROU”) assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments under the lease. We determine if an arrangement contains a lease at contract inception and determine the classification of the lease at commencement. Operating lease ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. We do not include renewal options in the lease term when calculating the lease liability unless we are reasonably certain we will exercise the option. Variable lease payments are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. Our variable lease payments consist of increases as a result of the CPI or other comparable indices, taxes, and maintenance costs. Lease expense for lease payments is recognized on a straight-line basis over the term of the lease. Below-market ground lease intangible assets and above-market ground lease intangible liabilities are included as a component of ROU assets. See Note 4 for additional disclosures on the presentation of these amounts in our consolidated balance sheets.

The implicit rate within our operating leases is generally not determinable and, as a result, we use our incremental borrowing rate at the lease commencement date to determine the present value of lease payments. The determination of our incremental borrowing rate requires judgment. We determine our incremental borrowing rate for each lease using estimated baseline mortgage rates. These baseline rates are determined based on a review of current mortgage debt market activity for benchmark securities across domestic and international markets, utilizing a yield curve. The rates are then adjusted for various factors, including level of collateralization and lease term.

As a Lessor: We combine non-lease components (lease arrangements that include common area maintenance services) with related lease components (lease revenues), since both the timing and pattern of transfer are the same for the non-lease component and related lease component, the lease component is the predominant component, and the lease component would otherwise be classified as an operating lease. For (i) operating lease arrangements involving real estate that include common area maintenance services and (ii) all real estate arrangements that include real estate taxes and insurance costs, we present these amounts within lease revenues in our consolidated statements of income. We record amounts reimbursed by the lessee in the period in which the applicable expenses are incurred, if the reimbursements are deemed collectible.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Notes to Consolidated Financial Statements
Restricted Cash

Restricted cash primarily consists of security deposits and amounts required to be reserved pursuant to lender agreements for debt service, capital improvements, and real estate taxes. The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the consolidated balance sheets to the consolidated statements of cash flows (in thousands):

	December 31,
	2021	2020	2019
Cash and cash equivalents	$52,133	$62,346	$144,148
Restricted cash (a)	29,595	57,367	19,250
Total cash and cash equivalents and restricted cash	$81,728	$119,713	$163,398
__________
(a)Restricted cash is included within Other assets, net on our consolidated balance sheets. The amount as of December 31, 2020 includes $30.4 million of net proceeds held in escrow relating to the disposition of our equity method investment in real estate (Note 4). These funds were transferred from a restricted cash account to us in February 2021.

Recently Adopted Accounting Pronouncements

In March 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 contains practical expedients for reference rate reform-related activities that impact debt, leases, derivatives, and other contracts. On January 7, 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarifies that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the transition. We have evaluated our contracts that are referenced to London Interbank Offered Rate (“LIBOR”) or other reference rates that have been discontinued and accounted for the necessary modifications with a replacement reference rate using the expedients and exceptions provided for in ASU 2020-04 and ASU 2021-01. The adoption of these standards did not have a material impact on our consolidated financial statements.

Note 3. Agreements and Transactions with Related Parties

Transactions with Our Advisor

We have an advisory agreement with our Advisor whereby our Advisor performs certain services for us under a fee arrangement, including the identification, evaluation, negotiation, purchase, development, day-to-day management, and disposition of real estate and related assets and mortgage loans. We also reimburse our Advisor for general and administrative duties performed on our behalf. The advisory agreement has a term of one year and may be renewed for successive one-year periods. We may terminate the advisory agreement upon 60 days written notice without cause or penalty. As of December 31, 2021, the advisory agreement has been renewed through March 31, 2022.

We have an unsecured revolving line of credit with WPC with a borrowing capacity of $50.0 million, for which the scheduled maturity date was extended from March 31, 2022 to March 31, 2023 during the fourth quarter of 2021. The line of credit bears an interest rate equal to the rate that WPC can borrow funds under its senior credit facility (including an annual facility fee of 0.20%). During the year ended December 31, 2021, we repaid in full the $21.1 million outstanding balance on the line of credit (including accrued interest), which was the amount outstanding at December 31, 2020. As of December 31, 2021, we had no amounts drawn on the line of credit. Subsequent to December 31, 2021 and through the date of this Report, we borrowed $18.0 million under the line of credit (Note 15).

Jointly Owned Investments

As of December 31, 2021 and 2020, we owned interests ranging from 50% to 99% in 16 and 18 jointly owned investments, respectively, with the remaining interests held by WPC (four investments as of both dates) or by third parties. Since no other parties hold any rights that supersede our control, we consolidate all of these joint ventures (our sole equity investment, which we accounted for under the equity method of accounting, was sold during the year ended December 31, 2020 (Note 4)).

Notes to Consolidated Financial Statements
On December 29, 2020, we acquired the 1.3% remaining shares in a jointly owned net lease student housing property located in Barcelona, Spain, from the joint-venture partner, for total consideration of $4.5 million.

Other Transactions with Our Affiliates

The following tables present a summary of fees we paid, expenses we reimbursed, and distributions we made to our Advisor and other affiliates in accordance with the terms of the relevant agreements (in thousands):

	Years Ended December 31,
	2021	2020	2019
Amounts Included in the Consolidated Statements of Income
Asset management fees	$12,528	$11,914	$11,539
Available Cash Distributions	7,345	7,225	8,132
Personnel and overhead reimbursements	2,714	2,648	3,161
Interest expense	536	468	492
Disposition fees	—	—	1,117
	$23,123	$22,255	$24,441

Acquisition Fees Capitalized
Capitalized personnel and overhead reimbursements	$135	$140	$665
Current acquisition fees	—	110	695
Deferred acquisition fees	—	88	555
	$135	$338	$1,915

The following table presents a summary of amounts included in Due to affiliates in the consolidated financial statements (in thousands):

	December 31,
	2021	2020
Due to Affiliates
External joint-venture loans, accounts payable, and other (a)	$6,624	$6,940
Asset management fees payable	1,062	1,328
Acquisition fees, including accrued interest	10	1,871
Loan from WPC, including accrued interest	—	21,144
	$7,696	$31,283
___________
(a)Includes loans from our joint-venture partners to the jointly owned investments that we consolidate. As of December 31, 2021 and 2020, amounts outstanding to our joint-venture partners, including accrued interest, were $5.5 million and $5.3 million, respectively.

Notes to Consolidated Financial Statements
Asset Management Fees

Pursuant to the advisory agreement, our Advisor is entitled to an annual asset management fee ranging from 0.5% to 1.5%, depending on the type of investment and based on the average market value or average equity value, as applicable, of our investments. Asset management fees are payable in cash and/or shares of our Class A common stock at our board of directors’ election in consultation with our Advisor. For any portion of fees our Advisor receives in shares, the number of shares issued is determined by dividing the dollar amount of fees by our most recently published estimated net asset value per share (“NAV”) per Class A share, which was $9.07 as of September 30, 2021. Effective January 1, 2019, our Advisor agreed to receive 50% of the asset management fees in shares of our Class A common stock and 50% in cash. Effective April 1, 2020, our Advisor agreed to receive all of its asset management fees in shares of our Class A common stock. As of December 31, 2021, our Advisor owned 8,326,732 shares of our outstanding Class A common stock, or 5.6% of our total Class A and Class C shares outstanding. Asset management fees are included in Property expenses, excluding reimbursable tenant costs in the consolidated financial statements.

Acquisition and Disposition Fees

Our Advisor receives acquisition fees, a portion of which is payable upon acquisition, while the remaining portion is subordinated to a preferred return of a non-compounded cumulative distribution of 5.0% per annum (based initially on our invested capital). The initial acquisition fee and subordinated acquisition fee are 2.5% and 2.0%, respectively, of the aggregate total cost of our portion of each investment for all investments, other than those in readily marketable real estate securities purchased in the secondary market, for which our Advisor will not receive any acquisition fees. Deferred acquisition fees are scheduled to be paid in three equal annual installments following the quarter in which a property was purchased and are subject to the preferred return described above. The preferred return was achieved as of the years ended December 31, 2021 and 2020. Unpaid installments of deferred acquisition fees are included in Due to affiliates in the consolidated financial statements and bear interest at an annual rate of 2.0%. The cumulative total acquisition costs, including acquisition fees paid to the Advisor, may not exceed 6.0% of the aggregate contract purchase price of all investments, which is measured at the end of each year.

Effective January 1, 2020, the Advisor has waived its right to disposition fees with respect to sales and dispositions of single investments and portfolios of investments. The Advisor may still be entitled to disposition fees in connection with a transaction or series of transactions related to a merger, liquidation, or other event, at the discretion of our board of directors. Prior to January 1, 2020, our Advisor was entitled to receive a disposition fee equal to the lesser of (i) 50.0% of the competitive real estate commission (as defined in the advisory agreement) or (ii) 3.0% of the contract sales price of the investment being sold. These fees were paid at the discretion of our board of directors. During the year ended December 31, 2019, a total of $1.1 million of disposition fees were approved and paid in connection with certain 2018 and 2019 dispositions, and are included in Gain on sale of real estate, net in the consolidated financial statements.

Personnel and Overhead Reimbursements

Under the terms of the advisory agreement, our Advisor allocates a portion of its personnel and overhead expenses to us and the other entities that are managed by WPC and its affiliates, which as of December 31, 2021 included Carey European Student Housing Fund I L.P. (WPC’s advisory agreements with Carey Watermark Investors Incorporated and Carey Watermark Investors 2 Incorporated were terminated on April 13, 2020).

We reimburse our Advisor for the allocated costs of personnel and overhead in managing our day-to-day operations, including accounting services, stockholder services, corporate management, and property management and operations. In addition, we reimburse our Advisor for various expenses it incurs in the course of providing services to us. We reimburse certain third-party expenses paid by our Advisor on our behalf, including professional fees, and office expenses. We do not reimburse our Advisor for salaries and benefits paid to our named executive officers or for the cost of personnel that provide services for transactions for where our Advisor receives a fee (such as for acquisitions and dispositions). Under the advisory agreement, the amount of applicable personnel costs allocated to us is capped at 1.0% of our pro rata total revenues for each of 2021, 2020, and 2019. Our Advisor allocates overhead expenses to us based upon the percentage that our full-time employee equivalents comprised of the Advisor’s total full-time employee equivalents. Costs related to our Advisor’s legal transactions group are based on a schedule of expenses relating to services performed for different types of transactions, such as financing, lease amendments, and dispositions, among other categories. In general, personnel and overhead reimbursements are included in General and administrative expenses in the consolidated financial statements.

Notes to Consolidated Financial Statements
Excess Operating Expenses

Our Advisor is obligated to reimburse us for the amount by which our operating expenses exceeds the “2%/25% guidelines” (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any 12-month period, subject to certain conditions. For the most recent trailing four quarters, our operating expenses were below this threshold.

Available Cash Distributions

WPC’s interest in the Operating Partnership entitles it to receive distributions of up to 10.0% of the available cash generated by the Operating Partnership (“the Available Cash Distribution”), which is defined as cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and balloon payments. Available Cash Distributions are included in Net loss (income) attributable to noncontrolling interests in the consolidated financial statements.

Note 4. Real Estate, Operating Real Estate, Real Estate Under Construction, and Equity Investment in Real Estate

Real Estate — Land, Buildings and Improvements

Real estate, which consists of land and buildings leased to others, which are subject to operating leases, is summarized as follows (in thousands):

	December 31,
	2021 (a)	2020
Land	$264,590	$235,243
Buildings and improvements	1,248,664	1,205,111
Less: Accumulated depreciation	(199,664)	(172,319)
	$1,313,590	$1,268,035
_________
(a)Amounts include four recently completed student housing properties located in Spain and Portugal (subject to net lease agreements), as further described in the “Real Estate Under Construction” section below.

The carrying value of our Real Estate — Land, buildings and improvements decreased by $65.3 million from December 31, 2020 to December 31, 2021, reflecting the impact of exchange rate fluctuations during the same period (Note 2).

Depreciation expense, including the effect of foreign currency translation, on our real estate was $37.2 million, $30.5 million, and $29.5 million for the years ended December 31, 2021, 2020, and 2019, respectively.

During the year ended December 31, 2021, we reclassified a property with a carrying value of $1.8 million from Net investments in direct financing leases to Real estate — Land, buildings and improvements in connection with a change in lease classification due to a lease termination (Note 5).

Acquisition of Real Estate

On December 30, 2021, we acquired an industrial facility located in Houston, Texas, which was deemed to be an asset acquisition, at a total cost of $10.9 million, including land of $1.9 million, building of $7.1 million, and an in-place lease intangible of $1.9 million (with an expected life of 15 years). In connection with this acquisition, the lease with this tenant at another property was terminated.

Dispositions of Real Estate

During the year ended December 31, 2021, we sold one property located in Zadar, Croatia, classified as Real estate — Land, buildings and improvements. As a result, the carrying value of our Real estate — Land, buildings and improvements decreased by $11.9 million from December 31, 2020 to December 31, 2021 (Note 13).

Notes to Consolidated Financial Statements
Other Operating Income

During the year ended December 31, 2021, we received $4.9 million of lease termination proceeds from one property in a two-property domestic portfolio, which will be recognized as other operating income ratably over the remaining lease term of the occupied property (lease expiration is in 2034). Accordingly, during the year ended December 31, 2021, we recognized less than $0.1 million within Other operating and interest income in the consolidated statements of income related to this lease termination. The vacant facility was sold in December 2021, as disclosed in Note 5 and Note 13.

Operating Real Estate — Land, Buildings and Improvements

Operating real estate, which consists of our self-storage, student housing (not subject to net lease agreements), and multi-family residential properties (our last multi-family residential property was sold on January 29, 2019), is summarized as follows (in thousands):

	December 31,
	2021	2020
Land	$80,481	$89,148
Buildings and improvements	397,107	507,850
Less: Accumulated depreciation	(80,035)	(73,569)
	$397,553	$523,429

The carrying value of our Operating real estate — land, buildings and improvements increased by $1.5 million from December 31, 2020 to December 31, 2021, reflecting the impact of exchange rate fluctuations during the same period (Note 2).

Depreciation expense, including the effect of foreign currency translation, on our operating real estate for the years ended December 31, 2021, 2020, and 2019 was $16.2 million, $16.0 million, and $15.2 million, respectively.

Dispositions of Operating Real Estate

During the year ended December 31, 2021, we sold two student housing operating properties located in Cardiff and Portsmouth, United Kingdom. As a result, the carrying value of our Operating real estate — land, buildings and improvements decreased by $114.1 million from December 31, 2020 to December 31, 2021 (Note 13).

Real Estate Under Construction

The following table provides the activity of our Real estate under construction (in thousands):

	Years Ended December 31,
	2021	2020
Beginning balance	$180,055	$235,751
Placed into service	(171,413)	(236,923)
Capitalized funds	97,099	153,539
Foreign currency translation adjustments	(7,850)	19,415
Capitalized interest	5,418	8,273
Ending balance	$103,309	$180,055

Notes to Consolidated Financial Statements
Projects Placed into Service During 2021

During the year ended December 31, 2021, we completed and placed into service the following student housing properties, which became subject to individual net lease agreements with minimum fixed rents and were reclassified to Real estate — Land, buildings and improvements on our consolidated balance sheets (in thousands):

Property Location(s)	Date of Completion	Total Capitalized Costs (a) (b)
Coimbra, Portugal	7/5/2021	$35,096
Pamplona, Spain	7/8/2021	32,781
Seville, Spain	7/30/2021	46,593
Bilbao, Spain	8/24/2021	56,719
		$171,189
___________
(a)Amounts include capitalized interest, carrying costs, and acquisition fees payable to our Advisor (Note 3).
(b)Amounts reflect the exchange rate of the euro on the date the assets were placed into service.

Projects Placed into Service During 2020

During the year ended December 31, 2020, we completed and placed into service the following student housing properties (in thousands):

Property Location(s)	Reclassified to	Date of Completion	Total Capitalized Costs (a) (b)
Austin, Texas	Operating real estate — Land, buildings and improvements	8/4/2020	$78,927
Barcelona, Spain (c)	Real estate — Land, buildings and improvements	8/4/2020	33,429
San Sebastian, Spain (c)	Real estate — Land, buildings and improvements	8/20/2020	38,532
Porto, Portugal (d)	Real estate — Land, buildings and improvements	10/30/2020	28,809
Malaga, Spain (d)	Real estate — Land, buildings and improvements	12/10/2020	50,975
			$230,672
___________
(a)Amounts include capitalized interest and acquisition fees payable to our Advisor (Note 3).
(b)Amounts related to our international student housing properties are denominated in a foreign currency. For these properties, amounts reflect the euro on the date the assets were placed into service.
(c)Upon completion, these properties became subject to individual net lease agreements with minimum fixed rents.
(d)Upon completion, these properties became subject to an individual net lease agreement with variable rent based on gross revenues, which converted to minimum fixed rent in the second year of operation.

In addition, during the year ended December 31, 2020, we placed into service approximately $6.3 million in capital investment projects at three of our net lease properties (non-cash investing activity).

Capitalized Funds During 2021 and 2020

During the years ended December 31, 2021 and 2020, total capitalized funds primarily related to construction draws for student housing development projects, and includes $5.0 million and $20.5 million, respectively, of accrued costs, which is a non-cash investing activity.

Capitalized Interest

Capitalized interest includes interest incurred during construction, as well as amortization of the mortgage discount and deferred financing costs, which totaled $5.4 million, $8.3 million, and $7.1 million for the years ended December 31, 2021, 2020, and 2019, respectively, and is a non-cash investing activity.

Notes to Consolidated Financial Statements
Ending Balance

As of December 31, 2021 and 2020, we had three and seven open student housing development projects, respectively, and aggregate unfunded commitments totaling approximately $55.4 million and $174.9 million, respectively, excluding capitalized interest, accrued costs, and capitalized acquisition fees.

Leases

Lease Income

Lease income recognized and included within Lease revenues — net-leased and Lease revenues — operating real estate in the consolidated statements of income are as follows (in thousands):

	Years Ended December 31,
	2021	2020	2019
Lease revenues — net-leased
Lease income — fixed	$101,944	$84,047	$99,771
Lease income — variable (a)	18,237	15,096	15,468
Total operating lease income (b)	$120,181	$99,143	$115,239

Lease revenues — operating real estate
Lease income — fixed	$78,726	$67,964	$67,969
Lease income — variable (c)	2,416	2,218	2,620
Total operating real estate income	$81,142	$70,182	$70,589
_________
(a)Includes (i) rent increases based on changes in the CPI and other comparable indices and (ii) reimbursements for property taxes, insurance, and common area maintenance services.
(b)Excludes interest income from direct financing leases of $1.5 million, $3.2 million, and $3.9 million for the years ended December 31, 2021, 2020, and 2019, respectively (Note 5). Interest income from direct financing leases is included in Lease revenues — net-leased in the consolidated statements of income.
(c)Primarily comprised of late fees and administrative fees.

Scheduled Future Lease Payments to be Received

Scheduled future lease payments to be received (exclusive of expenses paid by tenants, percentage rents, and future CPI-based adjustments) under non-cancelable operating leases as of December 31, 2021 are as follows (in thousands):

Years Ending December 31,	Total
2022	$114,185
2023	107,886
2024	97,357
2025	92,530
2026	84,796
Thereafter	664,191
Total	$1,160,945

See Note 5 for scheduled future lease payments to be received under non-cancelable direct financing leases.

Notes to Consolidated Financial Statements
Lease Cost

During the years ended December 31, 2021, 2020, and 2019, total lease costs for operating leases totaled $0.8 million, $1.0 million, and $1.1 million, respectively, which is included in Property expenses, excluding reimbursable tenant costs and Reimbursable tenant costs in the consolidated statements of income. Additionally, we recognized reimbursable ground rent totaling approximately $0.4 million for each of the years ended December 31, 2021, 2020, and 2019, which is included in Lease revenues — net-leased in the consolidated statements of income.

Other Information

Supplemental balance sheet information related to ROU assets and lease liabilities is as follows (dollars in thousands):

		Years Ended December 31,
	Location on Consolidated Balance Sheets	2021	2020
Operating ROU assets — land leases	In-place lease and other intangible assets	$34,496	$37,339

Operating lease liabilities — land leases	Accounts payable, accrued expenses and other liabilities	$7,287	$8,084

Weighted-average remaining lease term — operating leases (a)		42.5 years	42.2 years
Weighted-average discount rate — operating leases (a)		6.8%	6.8%
Number of land lease arrangements		8	8
Lease term range		4 – 981 years	5 – 982 years
___________
(a)Excludes ROU land lease asset totaling $7.4 million and $7.5 million as of December 31, 2021, and 2020, related to the student housing development project located in Swansea, United Kingdom, as it has no future obligation during the 983-year lease term.

Cash paid for operating lease liabilities included in the Net cash provided by operating activities for the years ended December 31, 2021, 2020, and 2019 was $0.7 million, $0.4 million, and $0.8 million, respectively. There are no land finance leases for which we are the lessee, therefore there are no related ROU assets or lease liabilities.

Undiscounted Cash Flows

A reconciliation of the undiscounted cash flows for operating leases recorded on the consolidated balance sheet within Accounts payable, accrued expenses and other liabilities as of December 31, 2021 is as follows (in thousands):

Years Ending December 31,	Total
2022	$596
2023	596
2024	596
2025	591
2026	480
Thereafter	18,833
Total lease payments	21,692
Less: amount of lease payments representing interest	(14,405)
Present value of future lease payments/lease obligations	$7,287

Notes to Consolidated Financial Statements
Ghana Settlement Update

In relation to the litigation with our former joint-venture partner, the arbitrator issued a final decision and awarded the joint-venture partner a settlement of $2.6 million during the year ended December 31, 2020. As of December 31, 2021 and 2020, all amounts payable to the joint-venture partner have been paid.

In addition, during the year ended December 31, 2020, the collectibility of the value added tax (“VAT”) receivable to be refunded by the Ghanaian government was no longer deemed probable. As such, we recorded a $2.8 million loss to write-off the VAT receivable during the year ended December 31, 2020, which is included within Other gains and (losses) on our consolidated statements of income.

Equity Investment in Real Estate

We classify distributions received from equity method investments using the cumulative earnings approach. Distributions received are considered returns on the investment and classified as cash inflows from operating activities. If, however, the investor’s cumulative distributions received, less distributions received in prior periods determined to be returns of investment, exceeds cumulative equity in earnings recognized, the excess is considered a return of investment and is classified as cash inflows from investing activities.

We held an interest in an unconsolidated investment in our Self Storage segment that related to a joint venture for three self-storage facilities in Canada. This entity was jointly owned with a third party, which was also the general partner of the joint venture. On April 15, 2019, the joint-venture agreement was amended and our ownership and economic interest in the joint venture increased from 90% to 100%. We did not consolidate this entity because we were not the primary beneficiary due to shared decision making with the general partner and the nature of our involvement in the activities, which allowed us to exercise significant influence, but did not give us power over decisions that significantly affect the economic performance of the entity.

On December 23, 2020, we disposed of our sole equity method investment which was comprised of the three self-storage facilities located in Canada for total proceeds of $62.3 million. In conjunction with this disposal, we recognized a gain on sale of $12.9 million (inclusive of tax of $1.8 million) during the year ended December 31, 2020, which is included in Earnings (losses) from equity method investment in real estate in our consolidated financial statements. Upon closing of the sale, loans totaling $31.8 million encumbering these properties were repaid. Amounts are based on the exchange rate of the Canadian dollar on the date of the transaction.

On August 15, 2019, we closed on the disposition of the self-storage development project located in Vaughan, Canada. In conjunction with this disposal, we recognized a gain on sale of $0.2 million during the year ended December 31, 2019, which is included in Earnings (losses) from equity method investment in real estate in our consolidated financial statements.

As of December 31, 2021 and 2020, we no longer have any equity method investments.

Asset Retirement Obligations

We have recorded asset retirement obligations for the removal of asbestos and environmental waste in connection with certain of our investments. We estimated the fair value of the asset retirement obligations based on the estimated economic lives of the properties and the estimated removal costs provided by the inspectors. This liability was $1.2 million and $3.3 million as of December 31, 2021 and 2020, respectively. The liability was discounted using the weighted-average interest rate on the associated fixed-rate mortgage loans at the time the liability was incurred. We include asset retirement obligations in Accounts payable, accrued expenses and other liabilities in the consolidated financial statements.

Note 5. Finance Receivables

Assets representing rights to receive money on demand or at fixed or determinable dates are referred to as finance receivables. Our finance receivables portfolio consists of our notes receivable (which are included in Other assets, net in the consolidated financial statements) and our Net investments in direct financing leases (net of allowance for credit losses). Operating leases are not included in finance receivables. See Note 2 and Note 4 for information on ROU operating lease assets recognized on our consolidated balance sheets.

Notes to Consolidated Financial Statements
Notes Receivable

As of December 31, 2021, our notes receivable consisted of a $28.0 million mezzanine tranche of 10-year commercial mortgage-backed securities on the Cipriani banquet halls in New York, New York, with a maturity date of July 2024. The mezzanine tranche is subordinated to a $60.0 million senior loan on the properties. Interest-only payments at a rate of 10% per annum are due through its maturity date. As of both December 31, 2021 and 2020, the balance for this note receivable remained $28.0 million. On July 28, 2020, we were notified that the borrower has defaulted on the mortgage loan senior to our mezzanine tranche, and since that date through December 31, 2021, we have received $4.0 million from the borrower, which is recognized as a liability within Accounts payable, accrued expenses and other liabilities in our consolidated balance sheets. We are currently evaluating our rights and options in connection with the senior loan default and therefore have not recognized these amounts within interest income for the year ended December 31, 2021 or the third and fourth quarters of 2020.

On April 9, 2019, we received full repayment totaling $36.0 million on the Mills Fleet Farm Group LLC mezzanine loan.

Interest income recognized from our notes receivable was $1.4 million and $4.1 million for the years ended December 31, 2020 and 2019, respectively, and is included in Other operating and interest income in our consolidated statements of income.

Net Investments in Direct Financing Leases

Net investments in our direct financing lease investments is summarized as follows (in thousands):

	December 31,
	2021	2020
Lease payments receivable	$5,192	$14,325
Unguaranteed residual value	10,550	15,559
	15,742	29,884
Less: unearned income	(4,293)	(12,466)
Less: allowance for credit losses	—	(485)
	$11,449	$16,933

Interest income from direct financing leases was $1.5 million, $3.2 million, and $3.9 million for the years ended December 31, 2021, 2020, and 2019, respectively, and is included in Lease revenues — net-leased in our consolidated statements of income.

During the year ended December 31, 2021, we sold a property accounted for as a direct financing lease that had an aggregate net carrying value of $3.6 million. In connection with this disposition, we removed the related allowance for credit losses of $0.5 million. During the year ended December 31, 2021, we reclassified a property with a carrying value of $1.8 million from Net investments in direct financing leases to Real estate — Land, buildings and improvements in connection with a change in lease classification due to a lease termination (Note 4).

Upon our adoption of ASU 2016-13 on January 1, 2020, we applied changes in loss reserves through a cumulative-effect adjustment to retained earnings totaling $6.9 million, which is reflected within our consolidated statements of equity (Note 2), as well as an additional allowance for credit loss of $4.9 million, due to changes in expected economic conditions for a net investment in a direct financing lease, which is reflected in Allowance for credit losses in our consolidated statements of income. During the fourth quarter of 2020, the tenant emerged from a pre-packaged bankruptcy, leading to a reversal of $7.8 million of the original reserve for this property, which is included in Allowance for credit losses in our consolidated statements of income. The investment was reclassified as an operating lease in 2020, and is therefore not reflected in the table above. We did not record an additional allowance for credit losses during the year ended December 31, 2021.

Notes to Consolidated Financial Statements
Scheduled Future Lease Payments to be Received

Scheduled future lease payments to be received (exclusive of expenses paid by tenants, percentage rents, and future CPI-based adjustments) under non-cancelable direct financing leases as of December 31, 2021 were as follows (in thousands):

Years Ending December 31,	Total
2022	$835
2023	863
2024	892
2025	921
2026	951
Thereafter	730
Total	$5,192

See Note 4 for scheduled lease payments to be received under non-cancelable operating leases.

Credit Quality of Finance Receivables

We generally invest in facilities that we believe are critical to a tenant’s business and therefore have a lower risk of tenant default. As of both December 31, 2021 and 2020, we had no significant finance receivable balances that were past due; however, we have an allowance for credit losses. Other than the lease termination noted under Net Investments in Direct Financing Leases above, there were no material modifications of finance receivables during the year ended December 31, 2021.

We evaluate the credit quality of our finance receivables utilizing an internal five-point credit rating scale, with one representing the highest credit quality and five representing the lowest. A credit quality of one through three indicates a range of investment grade to stable. A credit quality of four through five indicates inclusion on the watch list to risk of default. The credit quality evaluation of our finance receivables is updated quarterly.

A summary of our finance receivables by internal credit quality rating is as follows (dollars in thousands):

	Number of Tenants/Obligors at December 31,		Carrying Value at December 31,
Internal Credit Quality Indicator	2021	2020	2021	2020
1 – 3	1	3	$11,449	$16,933
4	1	1	28,000	28,000
5	—	—	—	—
	0		$39,449	$44,933

Note 6. Intangible Assets and Liabilities

In-place lease and above-market rent intangibles are included in In-place lease and other intangible assets in the consolidated financial statements. Below-market rent intangibles are included in Accounts payable, accrued expenses and other liabilities in the consolidated financial statements.

Goodwill is included in our Net Lease segment, which is also the reporting unit for goodwill impairment testing, and is included in Other assets, net in the consolidated financial statements. As a result of foreign currency translation adjustments, goodwill increased from $26.0 million as of December 31, 2019 to $27.3 million as of December 31, 2020. Goodwill decreased from $27.3 million as of December 31, 2020 to $26.0 million as of December 31, 2021, reflecting the impact of foreign currency translation adjustments.

We performed our annual test for impairment during the fourth quarter of 2021 for goodwill and no impairment was indicated.

Notes to Consolidated Financial Statements
Intangible assets and liabilities are summarized as follows (in thousands):

		December 31,
		2021			2020
	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-Lived Intangible Assets
In-place lease	9 – 23	$240,432	$(162,497)	$77,935	$244,963	$(151,613)	$93,350
Above-market rent	9 – 30	10,294	(6,081)	4,213	10,773	(5,670)	5,103
		250,726	(168,578)	82,148	255,736	(157,283)	98,453
Goodwill
Goodwill		26,021	—	26,021	27,259	—	27,259
Total intangible assets		$276,747	$(168,578)	$108,169	$282,995	$(157,283)	$125,712

Finite-Lived Intangible Liabilities
Below-market rent	9 – 30	$(14,654)	$8,755	$(5,899)	$(14,776)	$7,755	$(7,021)
Total intangible liabilities		$(14,654)	$8,755	$(5,899)	$(14,776)	$7,755	$(7,021)

Net amortization of intangibles, including the effect of foreign currency translation, was $14.2 million, $17.3 million, and $20.4 million for the years ended December 31, 2021, 2020, and 2019, respectively. Amortization of below-market rent and above-market rent intangibles is recorded as an adjustment to rental income; amortization of in-place lease intangibles is included in Depreciation and amortization on our consolidated statements of income.

Based on the intangible assets and liabilities recorded as of December 31, 2021, scheduled annual net amortization of intangibles for the next five calendar years and thereafter is as follows (in thousands):

Years Ending December 31,	Net (Increase) Decrease in Rental Income	Increase to Amortization	Net
2022	$(391)	$14,203	$13,812
2023	(489)	12,011	11,522
2024	(529)	9,539	9,010
2025	(548)	8,741	8,193
2026	(206)	7,113	6,907
Thereafter	477	26,328	26,805
	$(1,686)	$77,935	$76,249

Note 7. Fair Value Measurements

The fair value of an asset is defined as the exit price, which is the amount that would either be received when an asset is sold or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities, and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps, interest rate swaps, foreign currency forward contracts and foreign currency collars; and Level 3, for securities that do not fall into Level 1 or Level 2 and for which little or no market data exists, therefore requiring us to develop our own assumptions.

Notes to Consolidated Financial Statements
Items Measured at Fair Value on a Recurring Basis

The methods and assumptions described below were used to estimate the fair value of each class of financial instrument. For significant Level 3 items, we have also provided the unobservable inputs.

Derivative Assets and Liabilities — Our derivative assets and liabilities, which are included in Other assets, net and Accounts payable, accrued expenses and other liabilities, respectively, in the consolidated financial statements, are comprised of interest rate swaps, interest rate caps, and foreign currency collars (Note 8).

The valuation of our derivative instruments is determined using a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves, spot and forward rates, and implied volatilities. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative instruments for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees. These derivative instruments were classified as Level 2 as these instruments are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market.

We did not have any transfers into or out of Level 1, Level 2, and Level 3 measurements during the years ended December 31, 2021 and 2020. Gains and losses (realized and unrealized) recognized on items measured at fair value on a recurring basis included in earnings are reported within Other gains and (losses) on our consolidated financial statements.

Our other financial instruments had the following carrying values and fair values as of the dates shown (dollars in thousands):

		December 31,
		2021		2020
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Non-recourse secured debt, net (a) (b)	3	$1,253,045	$1,266,234	$1,310,378	$1,329,482
Notes receivable (c)	3	28,000	28,000	28,000	28,000
___________
(a)As of December 31, 2021 and 2020, the carrying value of Non-recourse secured debt, net includes unamortized deferred financing costs of $6.7 million and $6.9 million, respectively, and unamortized premium, net of $4.3 million and $2.5 million, respectively (Note 9).
(b)We determined the estimated fair value of our Non-recourse secured debt, net using a discounted cash flow model that estimates the present value of the future loan payments by discounting such payments at current estimated market interest rates. The estimated market interest rates take into account interest rate risk and the value of the underlying collateral, which includes quality of the collateral, the credit quality of the tenant/obligor, and the time until maturity.
(c)We determined the estimated fair value of our Notes receivable using a discounted cash flow model with rates that take into account the credit of the tenant/obligor, order of payment tranches, and interest rate risk. We also considered the value of the underlying collateral, taking into account the quality of the collateral, the credit quality of the tenant/obligor, the time until maturity, and the current market interest rate.

We estimated that our other financial assets and liabilities (excluding net investments in direct financing leases) had fair values that approximated their carrying values as of both December 31, 2021 and 2020.

Notes to Consolidated Financial Statements
Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)

We periodically assess whether there are any indicators that the value of our real estate investments may be impaired or that their carrying value may not be recoverable. Our impairment policies are described in Note 2.

During the year ended December 31, 2021, we recognized an impairment charge of $23.5 million (inclusive of $11.8 million attributable to a noncontrolling interest) on an international office facility in order to reduce its carrying value to its estimated fair value ($61.4 million), due to the current tenant’s notice of non-renewal of its lease expiring in May 2023. The fair value measurement was determined by estimating discounted cash flows using three significant unobservable inputs, which were the discount rate (7.00%), residual capitalization rate (range of 6.75% to 7.75%), and estimated market rents (range of $17 to $18 per square foot). This impairment charge is included within Impairment charges and Net loss (income) attributable to noncontrolling interests on our consolidated statements of income, and reduced Real estate — Land, buildings and improvements and Noncontrolling interests on our consolidated balance sheets.

Note 8. Risk Management and Use of Derivative Financial Instruments

Risk Management

In the normal course of our ongoing business operations, we encounter economic risk. There are four main components of economic risk that impact us: interest rate risk, credit risk, market risk, and foreign currency risk. We are primarily subject to interest rate risk on our interest-bearing liabilities. Credit risk is the risk of default on our operations and our tenants’ inability or unwillingness to make contractually required payments. Market risk includes changes in the value of our properties and related loans, as well as changes in the value of our other investments due to changes in interest rates or other market factors. We own international investments, primarily in Europe, and are subject to risks associated with fluctuating foreign currency exchange rates.

Derivative Financial Instruments

When we use derivative instruments, it is generally to reduce our exposure to fluctuations in interest rates and foreign currency exchange rate movements. We have not entered into, and do not plan to enter into financial instruments for trading or speculative purposes. In addition to entering into derivative instruments on our own behalf, we may also be a party to derivative instruments that are embedded in other contracts. The primary risks related to our use of derivative instruments include: (i) a counterparty to a hedging arrangement defaulting on its obligation and (ii) a downgrade in the credit quality of a counterparty to such an extent that our ability to sell or assign our side of the hedging transaction is impaired. While we seek to mitigate these risks by entering into hedging arrangements with large financial institutions that we deem to be creditworthy, it is possible that our hedging transactions, which are intended to limit losses, could adversely affect our earnings. Furthermore, if we terminate a hedging arrangement, we may be obligated to pay certain costs, such as transaction or breakage fees. We have established policies and procedures for risk assessment, as well as the approval, reporting, and monitoring of derivative financial instrument activities.

We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For derivatives designated and that qualify as cash flow hedges, the change in fair value of the derivative is recognized in Other comprehensive (loss) income until the hedged transaction affects earnings. Gains and losses on the cash flow hedges representing hedge components excluded from the assessment of effectiveness are recognized in earnings over the life of the hedge on a systematic and rational basis, as documented at hedge inception in accordance with our accounting policy election. Such gains and losses are recorded within Other gains and (losses) or Interest expense in our consolidated statements of income. The earnings recognition of excluded components is presented in the same line item as the hedged transactions. For derivatives designated and that qualify as a net investment hedge, the change in the fair value and/or the net settlement of the derivative is reported in Other comprehensive (loss) income as part of the cumulative foreign currency translation adjustment. Amounts are reclassified out of Other comprehensive (loss) income into earnings when the hedged net investment is either sold or substantially liquidated.

Notes to Consolidated Financial Statements
All derivative transactions with an individual counterparty are governed by a master International Swap and Derivatives Association agreement, which can be considered as a master netting arrangement; however, we report all our derivative instruments on a gross basis on our consolidated financial statements. At both December 31, 2021 and 2020, no cash collateral had been posted nor received for any of our derivative positions.

The following table sets forth certain information regarding our derivative instruments (in thousands):

Derivatives Designated as Hedging Instruments	Balance Sheet Location	Asset Derivatives Fair Value at		Liability Derivatives Fair Value at
		December 31,		December 31,
		2021	2020	2021	2020
Foreign currency collars	Other assets, net	$594	$440	$—	$—
Interest rate caps	Other assets, net	133	21	—	—
Interest rate swaps	Accounts payable, accrued expenses and other liabilities	—	—	(1,304)	(3,350)
Foreign currency collars	Accounts payable, accrued expenses and other liabilities	—	—	—	(198)
		727	461	(1,304)	(3,548)
Derivatives in Not Cash Flow Hedging Relationships
Interest rate swap	Accounts payable, accrued expenses and other liabilities	—	—	(3)	(28)
		—	—	(3)	(28)
		$727	$461	$(1,307)	$(3,576)

The following tables present the impact of our derivative instruments in the consolidated financial statements (in thousands):

	Amount of Gain (Loss) Recognized on Derivatives in Other Comprehensive Income (Loss)
	Years Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2021	2020	2019
Interest rate swaps	$2,046	$(1,412)	$(2,288)
Foreign currency collars	352	(1,019)	1,343
Interest rate caps	115	(227)	(38)
Foreign currency forward contracts	—	(861)	(1,096)
Derivatives in Net Investment Hedging Relationship (a)
Foreign currency collars	—	113	19
Foreign currency forward contracts	—	—	23
Total	$2,513	$(3,406)	$(2,037)
___________
(a)The changes in fair value and the settlement of these contracts are reported in the foreign currency translation adjustment section of Other comprehensive (loss) income.

Notes to Consolidated Financial Statements

		Amount of Gain (Loss) on Derivatives Reclassified from Other Comprehensive Income (Loss) into Income
Derivatives in Cash Flow Hedging Relationships	Location of Gain (Loss) Recognized in Income	Years Ended December 31,
		2021	2020	2019
Interest rate swaps	Interest expense	$(1,351)	$(1,997)	$(136)
Foreign currency collars	Other gains and (losses)	292	633	257
Interest rate caps	Interest expense	(199)	(82)	(13)
Foreign currency forward contracts	Other gains and (losses)	—	889	1,450
Total		$(1,258)	$(557)	$1,558

Amounts reported in Other comprehensive (loss) income related to our interest derivative contracts will be reclassified to Interest expense as interest is incurred on our variable-rate debt. Amounts reported in Other comprehensive (loss) income related to foreign currency derivative contracts will be reclassified to Other gains and (losses) when the hedged foreign currency contracts are settled. As of December 31, 2021, we estimated that an additional $0.8 million and $0.6 million will be reclassified as Interest expense and Other gains and (losses), respectively, during the next 12 months.

The following table presents the impact of our derivative instruments in the consolidated financial statements (in thousands):

		Amount of Gain (Loss) on Derivatives Recognized in Income
Derivatives Not in Cash Flow Hedging Relationships	Location of Gain (Loss) Recognized in Income	Years Ended December 31,
		2021	2020	2019
Foreign currency collars	Other gains and (losses)	$28	$(229)	$206
Interest rate swaps	Interest expense	23	23	—
Foreign currency forward contracts	Other gains and (losses)	—	(15)	(4)
Interest rate swaps	Other gains and (losses)	—	—	(14)
Derivatives in Cash Flow Hedging Relationships
Interest rate swaps	Interest expense	1,338	1,997	(1)
Interest rate cap		13	—	—
Foreign currency collars	Other gains and (losses)	—	—	7
Total		$1,402	$1,776	$194

Interest Rate Swaps and Caps

We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our joint investment partners have obtained, and may in the future obtain, variable-rate non-recourse secured debt and, as a result, we have entered into, and may continue to enter into interest rate swap agreements or interest rate cap agreements with counterparties. Interest rate swaps, which effectively convert the variable-rate debt service obligations of a loan to a fixed rate, are agreements in which one party exchanges a stream of interest payments for a counterparty’s stream of cash flow over a specific period. The notional, or face, amount on which the swaps are based is not exchanged. Interest rate caps limit the effective borrowing rate of variable-rate debt obligations while allowing participants to share in downward shifts in interest rates. Our objective in using these derivatives is to limit our exposure to interest rate movements.

Notes to Consolidated Financial Statements
The interest rate swaps and caps that our consolidated subsidiaries had outstanding as of December 31, 2021 are summarized as follows (currency in thousands):

Interest Rate Derivatives	Number of Instruments	Notional Amount		Fair Value at December 31, 2021 (a)
Interest rate swaps	5	35,948	USD	$(1,304)
Interest rate caps	6	95,663	EUR	133
Derivatives Not Designated as Hedging Instruments
Interest rate swap (b)	1	8,341	EUR	(3)
				$(1,174)
___________
(a)Fair value amount is based on the exchange rate of the respective currencies at December 31, 2021, as applicable.
(b)This interest rate swap does not qualify for hedge accounting; however, it does protect against fluctuations in interest rates related to the underlying variable-rate debt.

Foreign Currency Contracts

We are exposed to foreign currency exchange rate movements, primarily in the euro, the Norwegian krone, and, to a lesser extent, the British pound sterling. We manage foreign currency exchange rate movements by generally placing our debt service obligation on an investment in the same currency as the tenant’s rental obligation to us. This reduces our overall exposure to the net cash flow from that investment. However, we are subject to foreign currency exchange rate movements to the extent that there is a difference in the timing and amount of the rental obligation and the debt service. Realized and unrealized gains and losses recognized in earnings related to foreign currency transactions are included in Other gains and (losses) in the consolidated financial statements.

In order to hedge certain of our foreign currency cash flow exposures, we enter into foreign currency collars. A foreign currency collar guarantees that the exchange rate of the currency will not fluctuate beyond the range of the options’ strike prices. Our foreign currency collars have maturities of 62 months or less.

The following table presents the foreign currency derivative contracts we had outstanding and their designations as of December 31, 2021 (currency in thousands):

Foreign Currency Derivatives	Number of Instruments	Notional Amount		Fair Value at December 31, 2021
Designated as Cash Flow Hedging Instruments
Foreign currency collars	6	3,900	EUR	$524
Foreign currency collars	4	5,000	NOK	70
				$594

Credit Risk-Related Contingent Features

We measure our credit exposure on a counterparty basis as the net positive aggregate estimated fair value of our derivatives, net of any collateral received. No collateral was received as of December 31, 2021. At December 31, 2021, our total credit exposure was $0.7 million and the maximum exposure to any single counterparty was $0.5 million.

Some of the agreements we have with our derivative counterparties contain cross-default provisions that could trigger a declaration of default on our derivative obligations if we default, or are capable of being declared in default, on certain of our indebtedness. As of December 31, 2021, we had not been declared in default on any of our derivative obligations. The estimated fair value of our derivatives in a net liability position was $1.4 million and $3.7 million as of December 31, 2021 and 2020, respectively, which included accrued interest and any nonperformance risk adjustments. If we had breached any of these provisions as of December 31, 2021 or 2020, we could have been required to settle our obligations under these agreements at their aggregate termination value of $1.4 million and $3.8 million, respectively.

Notes to Consolidated Financial Statements
Note 9. Non-Recourse Secured Debt, Net

Non-recourse secured debt, net is collateralized by the assignment of real estate properties. For a list of our encumbered properties, see Schedule III — Real Estate and Accumulated Depreciation. As of December 31, 2021, the weighted-average interest rate for our total non-recourse secured debt was 3.8% (fixed-rate and variable-rate non-recourse secured debt were 3.9% and 3.5%, respectively), with maturity dates ranging from February 2022 to April 2039. Subsequent to December 31, 2021 and through the date of this Report, we (i) prepaid a non-recourse mortgage loan with a principal balance of $36.2 million (in connection with a disposition) and (ii) repaid $22.3 million of principal outstanding on a non-recourse mortgage loan (Note 15).

Financing Activity During 2021

During the year ended December 31, 2021, we obtained the following non-recourse mortgage loans and construction loans in connection with certain student housing properties (dollars in thousands):

Property Location(s)	Date Obtained	Interest Rate	Rate Type	Maturity Date	Drawdowns (a)	Loan Amount (a)
Malaga, Spain (b)	3/31/2021	2.5%	Variable	12/31/2023	$27,261	$27,261
Swansea, United Kingdom (c)	4/6/2021	6.4%	Variable	10/5/2023	28,162	56,577
Porto, Portugal (b) (d)	4/30/2021	2.8%	Fixed	4/30/2025	16,432	18,123
Pamplona, Spain (b)	9/30/2021	2.5%	Variable	12/31/2023	19,684	19,684
Bilbao, Spain (b)	11/11/2021	2.5%	Variable	12/31/2023	32,088	32,088
						$153,733
___________
(a)Amounts are based on the exchange rate of the euro or British pound sterling, as applicable, on the date of the transactions.
(b)Represents a non-recourse mortgage loan.
(c)Represents a construction loan for a student housing development project, which we currently expect to be completed in the third quarter of 2022. This loan has a one-year extension option
(d)At closing, we drew down the first tranche of the loan of $16.4 million, which bears a fixed interest rate of 2.8%. The second tranche of $1.7 million is undrawn as of December 31, 2021, and would bear a variable interest rate equal to the Euro Interbank Offering Rate plus 2.5% when drawn.

Repayments

On September 3, 2021, we repaid a non-recourse mortgage loans of $83.3 million with an interest rate of 2.3% in connection with the disposition of two student housing operating properties encumbered by the loan (Note 13). We recognized a net loss on extinguishment of debt of $1.5 million on this prepayment, which is included within Other gains and (losses) on our consolidated statements of income.

On October 29, 2021, we prepaid a non-recourse mortgage loan of $8.3 million with an interest rate of 3.9%, in connection with the disposition of a retail facility encumbered by the loan (Note 13).

On December 29, 2021, we prepaid a non-recourse mortgage loan of $6.8 million with an interest rate of 5.0%, in connection with the disposition of a vacant industrial facility encumbered by the loan (Note 13). We recognized a net loss on extinguishment of debt of $0.5 million on this prepayment, which is included within Other gains and (losses) on our consolidated statements of income.

During the year ended December 31, 2021, we repaid four other non-recourse mortgage loans at maturity with an aggregate principal balance of approximately $56.3 million and a weighted-average interest rate of 4.2%.

Interest Paid

Interest paid totaled $42.2 million, $39.4 million, and $43.4 million for the years ended December 31, 2021, 2020, and 2019, respectively.

Notes to Consolidated Financial Statements
Scheduled Debt Principal Payments

Scheduled debt principal payments as of December 31, 2021, during each of the next five calendar years and thereafter are as follows (in thousands):

Years Ending December 31,	Total
2022	$220,270
2023	394,582
2024	196,730
2025	341,730
2026	90,891
Thereafter through 2039	11,242
Total principal payments	1,255,445
Unamortized deferred financing costs	(6,749)
Unamortized premium, net	4,349
Total	$1,253,045

Certain amounts in the table above are based on the applicable foreign currency exchange rate at December 31, 2021.

The carrying value of our Non-recourse secured debt, net, increased by $38.1 million in the aggregate from December 31, 2020 to December 31, 2021, reflecting the impact of exchange rate fluctuations during the same period (Note 2).

Covenants

Our non-recourse mortgage loan agreements include customary financial maintenance covenants that require us to maintain certain ratios and benchmarks at the end of each quarter. Our compliance with such covenants depends on many factors that could be impacted by current or future economic conditions, including the adverse impact of the COVID-19 pandemic. Other than the breaches discussed below, we were in compliance with our covenants at December 31, 2021.

As of December 31, 2021, we were in breach of a non-recourse mortgage loan encumbering a net-leased property for non-payment of a $4.0 million scheduled payment of mortgage principal (principal balance of $52.6 million as of December 31, 2021). The lender has the right to call the loan and apply any restricted cash towards the repayment of the loan. As of the date of this Report, the lender has not enforced this right and we are in separate negotiations with the lender.

Note 10. Commitments and Contingencies

As of December 31, 2021, we were not involved in any material litigation. Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial statements of income or results of operations.

See Note 4 for unfunded construction commitments.

Notes to Consolidated Financial Statements
Note 11. Earnings Per Share and Equity

Basic and Diluted Earnings Per Share

The following table presents earnings per share (in thousands, except share and per share amounts):

	Year Ended December 31, 2021
	Basic and Diluted Weighted-Average Shares Outstanding	Allocation of Net Income	Basic and Diluted Earnings Per Share
Class A common stock	120,077,202	$21,990	$0.18
Class C common stock	31,972,362	5,856	0.18
Net income attributable to CPA:18 – Global		$27,846

	Year Ended December 31, 2020
	Basic and Diluted Weighted-Average Shares Outstanding	Allocation of Net Income	Basic and Diluted Earnings Per Share
Class A common stock	118,567,905	$9,737	$0.08
Class C common stock	32,402,493	2,606	0.08
Net income attributable to CPA:18 – Global		$12,343

	Year Ended December 31, 2019
	Basic and Diluted Weighted-Average Shares Outstanding	Allocation of Net Income	Basic and Diluted Earnings Per Share
Class A common stock	116,469,007	$25,636	$0.22
Class C common stock	32,123,513	6,936	0.22
Net income attributable to CPA:18 – Global		$32,572

The allocation of Net income attributable to CPA:18 – Global is calculated based on the basic and diluted weighted-average shares outstanding for Class A and Class C common stock for each respective period. The Class C common stock allocation includes interest expense related to the accretion of interest on the annual distribution and shareholder servicing fee liability, which was less than $0.1 million and $0.2 million for the years ended December 31, 2020, and 2019, respectively. As of December 31, 2021 and 2020, we have no further obligation with respect to the distribution and shareholder servicing fee as the total underwriting compensation paid in respect to the offering reached the Financial Industry Regulatory Authority (“FINRA”) limit of 10.0% of the gross offering proceeds. As a result, interest expense related to the accretion of the distribution and shareholder servicing fee will no longer impact the Class C common stock.

Notes to Consolidated Financial Statements
Distributions

Distributions paid to stockholders consist of ordinary income, capital gains, return of capital or a combination thereof for income tax purposes. Our distributions per share are summarized as follows:

	Years Ended December 31,
	2021		2020		2019
	Class A	Class C	Class A	Class C	Class A	Class C
Ordinary income	$0.2686	$0.2686	$0.1490	$0.1241	$0.1251	$0.1101
Capital gain	0.2439	0.2439	0.1423	0.1185	0.1339	0.1178
Return of capital	—	—	0.1463	0.1218	0.3662	0.3220
Total distributions paid	$0.5125	$0.5125	$0.4376	$0.3644	$0.6252	$0.5499

Distributions are declared at the discretion of our board of directors and are not guaranteed. During the fourth quarter of 2021, our board of directors declared quarterly distributions of $0.0625 per share for both our Class A common stock and Class C common stock, which were paid on January 14, 2022 to stockholders of record on December 31, 2021. We paid $9.3 million of aggregate quarterly distributions declared during the fourth quarter of 2021. In addition, during the fourth quarter of 2021, we declared an all-cash special distribution of $0.2000 per share for both Class A and Class C stock, paid on December 16, 2021 to stockholders of record at December 9, 2021 (with proceeds from the disposition of certain assets), totaling $30.5 million.

During the year ended December 31, 2021, our board of directors declared distributions in the aggregate amount of $54.0 million for our Class A common stock and $14.2 million for our Class C common stock, which equates to $0.4500 per share for both Class A and Class C common stock.

Notes to Consolidated Financial Statements
Reclassifications Out of Accumulated Other Comprehensive Loss

The following tables present a reconciliation of changes in Accumulated other comprehensive loss by component for the periods presented (in thousands):

	Gains and Losses on Derivative Instruments	Foreign Currency Translation Adjustments	Total
Balance at January 1, 2019	$2,215	$(52,808)	$(50,593)
Other comprehensive loss before reclassifications	(521)	(4,509)	(5,030)
Amounts reclassified from accumulated other comprehensive loss to:
Other gains and (losses)	(1,707)	—	(1,707)
Interest expense	149	—	149
Net current-period Other comprehensive loss	(2,079)	(4,509)	(6,588)
Net current-period Other comprehensive loss attributable to noncontrolling interests	2	644	646
Balance at December 31, 2019	138	(56,673)	(56,535)
Other comprehensive income before reclassifications	(4,076)	43,772	39,696
Amounts reclassified from accumulated other comprehensive loss to:
Other gains and (losses)	(1,522)	—	(1,522)
Interest expense	2,079	—	2,079
Net current-period Other comprehensive income	(3,519)	43,772	40,253
Net current-period Other comprehensive income attributable to noncontrolling interests	18	(3,666)	(3,648)
Balance at December 31, 2020	(3,363)	(16,567)	(19,930)
Other comprehensive loss before reclassifications	1,255	(36,960)	(35,705)
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	1,550	—	1,550
Other gains and (losses)	(292)	—	(292)
Net current-period Other comprehensive loss	2,513	(36,960)	(34,447)
Net current-period Other comprehensive loss attributable to noncontrolling interests	(12)	2,595	2,583
Balance at December 31, 2021	$(862)	$(50,932)	$(51,794)

See Note 8 for additional information on our derivative activity recognized within Other comprehensive (loss) income for the periods presented.

Note 12. Income Taxes

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify as a REIT. Under the REIT operating structure, we are permitted to deduct distributions paid to our stockholders and generally will not be required to pay U.S. federal income taxes. Accordingly, the only provision of income taxes in the consolidated financial statements relates to our TRSs.

We conduct business in various states and municipalities, primarily within the United States and in Europe, and as a result, we file income tax returns in the U.S. federal jurisdiction and various states and certain foreign jurisdictions. Our tax returns are subject to audit by taxing authorities. Such audits can often take years to complete and settle.

Notes to Consolidated Financial Statements
The components of our provision for income taxes for the periods presented are as follows (in thousands):

	Years Ended December 31,
	2021	2020	2019
Federal
Current	$78	$80	$60
Deferred	(2)	1	—
	76	81	60
State and Local
Current	262	126	85
	262	126	85
Foreign
Current	3,804	3,033	2,375
Deferred	(2,292)	(2,471)	(2,310)
	1,512	562	65
Total Provision for Income Taxes	$1,850	$769	$210

We account for uncertain tax positions in accordance with ASC 740, Income Taxes. Our taxable subsidiaries recognize tax positions in the financial statements only when it is more likely than not that the position will be sustained on examination by the relevant taxing authority based on the technical merits of the position. A position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the financial statements.

During the year ended December 31, 2021, our unrecognized tax benefits increased by $1.3 million from $2.1 million as of December 31, 2020 to $3.4 million as of December 31, 2021, reflecting additions based on tax positions related to the current period. These unrecognized tax benefits are recorded as liabilities within Accounts payable, accrued expenses and other liabilities on our consolidated balance sheets. We recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2021 and 2020, we had accrued interest related to uncertain tax positions of $0.6 million and $0.2 million, respectively.

Tax authorities in relevant jurisdictions may select our tax returns for audit and propose adjustments before the expiration of the statute of limitations. Our tax returns filed for tax years 2015 through 2020 remain open to adjustment in major tax jurisdictions.

Income Taxes Paid

Income taxes paid were $5.2 million, $1.5 million, and $1.7 million for the years ended December 31, 2021, 2020, and 2019, respectively.

Notes to Consolidated Financial Statements
Deferred Income Taxes

Our deferred tax assets before valuation allowances were $22.1 million and $24.2 million as of December 31, 2021 and 2020, respectively. Our deferred tax liabilities were $45.0 million and $50.2 million as of December 31, 2021 and 2020, respectively. We determined that $19.9 million and $21.8 million of our deferred tax assets did not meet the criteria for recognition under the accounting guidance for income taxes, and accordingly, a valuation allowance was established in that amount as of December 31, 2021 and 2020, respectively. Our deferred tax assets, net of valuation allowance, is recorded in Other assets, net on our consolidated balance sheets. Our deferred tax liabilities are recorded in Accounts payable, accrued expenses and other liabilities in our consolidated balance sheets. Our deferred tax assets and liabilities are primarily the result of temporary differences related to:

•basis differences between tax and GAAP for real estate assets. For income tax purposes, certain acquisitions have resulted in us assuming the seller’s basis, or the carry-over basis, in assets and liabilities for tax purposes. In accordance with purchase accounting requirements under GAAP, we record all of the acquired assets and liabilities at their estimated fair values at the date of acquisition. For our subsidiaries subject to income taxes in the United States or in foreign jurisdictions, we recognize deferred income tax liabilities representing the tax effect of the difference between the tax basis and the fair value of the tangible and intangible assets recorded at the date of acquisition for GAAP;
•timing differences generated by differences in the GAAP basis and the tax basis of assets such as those related to capitalized acquisition costs, straight-line rent, prepaid rents, and intangible assets; and
•tax net operating losses in foreign jurisdictions that may be realized in future periods if we generate sufficient taxable income.

As of December 31, 2021 and 2020, we had net operating losses in foreign jurisdictions of approximately $40.9 million and $42.7 million, respectively. Our net operating losses will begin to expire in 2022 in certain foreign jurisdictions. The utilization of net operating losses may be subject to certain limitations under the tax laws of the relevant jurisdiction.

Note 13. Property Dispositions

We may decide to dispose of a property due to a variety of circumstances, including but not limited to, vacancy, tenants electing not to renew their leases, tenant insolvency, or lease rejection in the bankruptcy process. In such cases, we assess whether we can obtain the highest value from the property by selling it, as opposed to re-leasing it. We may also sell a property when we receive an unsolicited offer or negotiate a price for an investment that is consistent with our strategy for that investment. When it is appropriate to do so, we classify the property as an asset held for sale on our consolidated balance sheets. Our property dispositions are also discussed in Note 4 and Note 5.

2021

Real Estate — Land, Buildings and Improvements

On October 29, 2021, we sold a retail facility in Zadar, Croatia, for total proceeds, net of selling costs, of $14.4 million, and recognized a net gain on this sale of $2.0 million (inclusive of $0.4 million attributable to a noncontrolling interest). In connection with this disposition, we repaid the $8.3 million non-recourse mortgage loan encumbering the property (Note 9). Amounts are based on the exchange rate of the euro on the date of the transaction.

On December 29, 2021, we sold a vacant industrial facility located in Columbus, Georgia, for total proceeds, net of selling costs, of $0.5 million, and recognized a net loss on this sale of $0.8 million. In connection with this disposition, we prepaid the $6.8 million non-recourse mortgage loan encumbering this property (Note 9).

Operating Real Estate — Land, Buildings and Improvements

On September 3, 2021, we sold two student housing operating properties located in Cardiff and Portsmouth, United Kingdom, for total proceeds, net of selling costs, of $147.8 million (based on the exchange rate of the British pound sterling on the date of disposition) and recognized a net gain on these sales totaling $42.8 million (inclusive of $3.7 million attributable to a noncontrolling interest and income taxes totaling $0.4 million recognized upon sale). In connection with this disposition, we repaid the $83.3 million non-recourse mortgage loan encumbering the properties (Note 9).

Notes to Consolidated Financial Statements
2020

Real Estate — Land, Buildings and Improvements

On July 22, 2020, our warehouse facility located in Freetown, Massachusetts, was disposed of through eminent domain. As a result, we received condemnation proceeds, net of selling costs, of $6.1 million, and recognized a gain on sale of real estate of $2.4 million. We repaid the $3.2 million non-recourse mortgage loan previously encumbering the property using the condemnation proceeds.

2019

Operating Real Estate — Land, Buildings and Improvements

On January 29, 2019, we sold the 97% interest that we held in our last multi-family residential property, located in Fort Walton Beach, Florida, to one of our joint-venture partners for total proceeds, net of selling costs, of $13.1 million, and recognized a gain on sale of $15.4 million (which includes a $2.9 million gain attributable to noncontrolling interests). The buyer assumed the related non-recourse mortgage loan outstanding on this property totaling $24.2 million.

Real Estate — Land, Buildings and Improvements

During the year ended December 31, 2019, we sold the 11 properties in our United Kingdom trade counter portfolio for total proceeds, net of selling costs, of $39.3 million, and recognized an aggregate gain on sale of $10.3 million. At closing, we repaid the $22.7 million non-recourse mortgage loan encumbering these properties (amounts are based on the exchange rate of the British pound sterling at the date of sale).

Notes to Consolidated Financial Statements
Note 14. Segment Reporting

We operate in three reportable business segments: Net Lease, Self Storage, and Other Operating Properties. Our Net Lease segment includes our investments in net-leased properties, whether they are accounted for as operating leases or direct financing leases. Our Self Storage segment is comprised of our investments in self-storage properties. Our Other Operating Properties segment is primarily comprised of our investments in student housing operating properties and multi-family residential properties (our last multi-family residential property was sold in January 2019). In addition, we have an All Other category that includes our notes receivable investments, one of which was repaid during the second quarter of 2019. The following tables present a summary of comparative results and assets for these business segments (in thousands):

	Years Ended December 31,
	2021	2020	2019
Net Lease
Revenues (a)	$122,036	$104,611	$122,038
Operating expenses	(97,628)	(63,583)	(69,959)
Interest expense	(35,604)	(28,388)	(34,105)
Gain on sale of real estate, net	1,245	2,390	9,932
Other gains and (losses)	387	(3,231)	1,203
(Provision for) benefit from income taxes	(539)	52	1,019
Net loss (income) attributable to noncontrolling interests	10,773	(2,868)	(759)
Net income attributable to CPA:18 – Global	$670	$8,983	$29,369
Self Storage
Revenues	$71,613	$61,426	$60,767
Operating expenses	(37,129)	(36,407)	(35,604)
Interest expense	(11,833)	(13,447)	(13,802)
Other gains and (losses) (b)	(353)	12,329	(942)
Provision for income taxes	(160)	(110)	(115)
Net income attributable to CPA:18 – Global	$22,138	$23,791	$10,304
Other Operating Properties
Revenues	$10,568	$9,604	$10,550
Operating expenses	(9,609)	(7,749)	(7,713)
Interest expense	(3,402)	(1,424)	133
Gain on sale of real estate, net	42,770	—	14,841
Other gains and (losses)	(1,513)	19	(182)
(Provision for) benefit from income taxes	(104)	241	87
Net (income) loss attributable to noncontrolling interests	(3,192)	135	(2,541)
Net income attributable to CPA:18 – Global	$35,518	$826	$15,175
All Other
Revenues (c)	$—	$1,426	$4,076
Operating expenses	(14)	(45)	—
Other gains and (losses)	—	60	—
Net (loss) income attributable to CPA:18 – Global	$(14)	$1,441	$4,076
Corporate
Unallocated Corporate Overhead (d)	$(23,121)	$(15,473)	$(18,220)
Net income attributable to noncontrolling interests – Available Cash Distributions	$(7,345)	$(7,225)	$(8,132)
Total Company
Revenues (a) (c)	$204,217	$177,067	$197,439
Operating expenses	(165,085)	(127,261)	(132,509)
Interest expense	(50,959)	(43,343)	(48,019)
Gain on sale of real estate, net	44,015	2,390	24,773
Other gains and (losses) (b) (d)	(2,728)	14,217	2,530
Provision for income taxes	(1,850)	(769)	(210)
Net loss (income) attributable to noncontrolling interests	236	(9,958)	(11,432)
Net income attributable to CPA:18 – Global	$27,846	$12,343	$32,572

Notes to Consolidated Financial Statements

	Total Assets at December 31,
	2021	2020
Net Lease	$1,586,662	$1,688,259
Self Storage	337,052	345,936
Other Operating Properties	160,746	258,017
Corporate	30,409	38,697
All Other	28,000	28,009
Total Company	$2,142,869	$2,358,918
__________
(a)The years ended December 31, 2021, 2020, and 2019 include straight-line rent adjustments of $2.2 million, $2.2 million, and $3.0 million, respectively. Straight-line lease revenue is only recognized when deemed probable of collection, and is included within Lease revenues — net-leased within our consolidated financial statements.
(b)Includes Earnings (losses) from equity method investment in real estate. The year ended December 31, 2020 includes a gain on sale of $12.9 million (inclusive of tax of $1.8 million), relating to the disposition of our equity method investment in real estate (Note 4).
(c)On July 28, 2020, we were notified that the borrower has defaulted on the mortgage loan senior to our mezzanine tranche, and since that date we have not recognized interest income (Note 5).
(d)Included in unallocated corporate overhead are expenses and other gains and (losses) that are calculated and reported at the portfolio level and not evaluated as part of any segment’s operating performance. Such items include asset management fees, general and administrative expenses, and gains and losses on foreign currency transactions and derivative instruments. Asset management fees totaled $12.5 million, $11.9 million, and $11.5 million for the years ended December 31, 2021, 2020, and 2019, respectively (Note 3).

Notes to Consolidated Financial Statements
Our portfolio is comprised of domestic and international investments. The following tables present the geographic information (in thousands):

	Years Ended December 31,
	2021	2020	2019
Revenues
Texas	$27,349	$22,685	$20,941
Florida	26,276	22,469	22,876
All Other Domestic	74,723	70,410	72,513
Total Domestic	128,348	115,564	116,330

Total International (a) (b)	75,869	61,503	81,109
Total Company	$204,217	$177,067	$197,439
___________
(a)All years include operations in Norway, the Netherlands, Poland, Spain, the United Kingdom, Croatia, Germany, Mauritius, and Slovakia. The years ended December 31, 2021 and 2020 include operations in Portugal. No international country or tenant individually comprised at least 10% of our total lease revenues for the years ended December 31, 2021, 2020, and 2019.
(b)The years ended December 31, 2021 and 2020 reflect the impact of the COVID-19 pandemic on certain net lease hotels located in Germany and Mauritius, as well as student housing operating properties located in the United Kingdom (which were sold in 2021 (Note 13)).

	Years Ended December 31,
	2021	2020
Long-lived assets (a)
Texas	$262,427	$259,719
All Other Domestic	582,601	609,926
Total Domestic	845,028	869,645

Spain	295,266	261,476
All Other International (b)	802,251	993,123
Total International	1,097,517	1,254,599
Total Company	$1,942,545	$2,124,244
___________
(a)Consists of Net investments in real estate.
(b)Comprised of investments in Norway, Germany, the Netherlands, the United Kingdom, Poland, Portugal, Mauritius, Croatia, and Slovakia.

Notes to Consolidated Financial Statements
Note 15. Subsequent Events

Disposition

In January 2022, we sold a portion of an office facility in Rotterdam, the Netherlands, for gross proceeds of $23.0 million. In connection with the disposition, we prepaid the $36.2 million non-recourse mortgage loan encumbering the full property. Amounts are based on the exchange rate of the euro on the date of the transaction (Note 9).

Borrowing Under Line of Credit with WPC

Subsequent to December 31, 2021 and through the date of this Report, we borrowed $18.0 million under the unsecured revolving line of credit with WPC (Note 3), which was used primarily to fund the repayment of principal on the non-recourse mortgage loan disclosed below.

Mortgage Loan Repayment

In February 2022, we repaid $22.3 million of principal outstanding on a non-recourse mortgage loan (Note 9).

CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2021, 2020, and 2019
(in thousands)

Description	Balance at Beginning of Year	Other Additions	Deductions	Balance at End of Year
Year Ended December 31, 2021
Valuation reserve for deferred tax assets	$21,777	$9,367	$(11,199)	$19,945

Year Ended December 31, 2020
Valuation reserve for deferred tax assets	$17,556	$5,181	$(960)	$21,777

Year Ended December 31, 2019
Valuation reserve for deferred tax assets	$9,213	$8,879	$(536)	$17,556
Allowance for uncollectible accounts (a)	9,781	—	(9,781)	—
___________
(a)In accordance with the adoption of ASU 2016-02 during the first quarter of 2019, any amounts deemed uncollectible are now recorded within lease revenues.

CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED
SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2021
(in thousands)

		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition (a)	Increase (Decrease) in Net Investments (b)	Gross Amount at which Carried at Close of Period (c) (d)			Accumulated Depreciation (d)	Date of Construction	Date Acquired	Life on which Depreciation in Latest Statement of Income is Computed
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Real Estate Under Operating Leases
Office facility in Austin, TX	$72,763	$29,215	$67,993	$—	$—	$29,215	$67,993	$97,208	$17,650	1993	Aug. 2013	40 yrs.
Retail facility in Zagreb, Croatia	5,561	—	10,828	—	(1,889)	—	8,939	8,939	2,116	2005	Dec. 2013	34 yrs.
Retail facility in Zagreb, Croatia	5,370	—	10,576	—	(1,918)	—	8,658	8,658	1,936	2006	Dec. 2013	36 yrs.
Retail facility in Zagreb, Croatia	5,265	2,264	10,676	—	(2,335)	1,863	8,742	10,605	2,136	2006	Dec. 2013	34 yrs.
Retail facility in Split, Croatia	244	—	3,161	—	(580)	—	2,581	2,581	770	2001	Dec. 2013	27 yrs.
Industrial facility in Streetsboro, OH	2,683	1,163	3,393	4,123	(535)	1,163	6,981	8,144	2,230	1993	Jan. 2014	21 yrs.
Warehouse facility in University Park, IL	47,221	13,748	52,135	—	—	13,748	52,135	65,883	14,837	2003	Feb. 2014	34 - 36 yrs.
Office facility in Norcross, GA	3,044	1,044	3,361	—	—	1,044	3,361	4,405	777	1999	Feb. 2014	40 yrs.
Office facility in Oslo, Norway	43,987	14,362	59,219	47	(23,104)	9,852	40,672	50,524	8,009	2013	Feb. 2014	40 yrs.
Office facility in Warsaw, Poland	52,573	—	112,676	—	(43,442)	—	69,234	69,234	18,120	2008	Mar. 2014	40 yrs.
Industrial facility in Columbus, GA	—	448	5,841	—	—	448	5,841	6,289	1,631	1995	Apr. 2014	30 yrs.
Office facility in Farmington Hills, MI	6,498	2,251	3,390	672	47	2,251	4,109	6,360	1,140	2001	May 2014	40 yrs.
Industrial facility in Surprise, AZ	2,000	298	2,347	1,699	—	298	4,046	4,344	983	1998	May 2014	35 yrs.
Industrial facility in Temple, GA	5,783	381	6,469	—	—	381	6,469	6,850	1,690	2007	May 2014	33 yrs.
Industrial facility in Houston, TX	2,154	1,675	—	—	1,837	1,675	1,837	3,512	—	1973	May 2014	25 yrs.
Land in Chicago, IL	1,515	3,036	—	—	—	3,036	—	3,036	—	N/A	May 2014	N/A
Warehouse facility in Jonesville, SC	27,192	2,995	14,644	19,389	—	2,995	34,033	37,028	9,448	1997	Jun. 2014	28 yrs.
Office facility in Warstein, Germany	9,440	281	15,671	—	(1,711)	251	13,990	14,241	2,657	2011	Sep. 2014	40 yrs.
Warehouse facility in Albany, GA	5,591	1,141	5,997	4,690	—	1,141	10,687	11,828	2,131	1977	Oct. 2014	14 yrs.
Office facility in Stavanger, Norway	40,593	8,276	80,475	—	(22,420)	6,232	60,099	66,331	10,905	2012	Oct. 2014	40 yrs.
Office facility in Eagan, MN	9,440	1,189	11,279	—	—	1,189	11,279	12,468	2,164	2013	Nov. 2014	40 yrs.
Office facility in Plymouth, MN	26,710	3,990	30,320	646	—	3,990	30,966	34,956	5,858	1982	Nov. 2014	40 yrs.
Industrial facility in Dallas, TX	1,449	512	1,283	2	—	512	1,285	1,797	412	1990	Nov. 2014	26 yrs.
Industrial facility in Dallas, TX	682	509	340	2	—	509	342	851	181	1990	Nov. 2014	20 yrs.
Industrial facility in Dallas, TX	242	128	204	2	—	128	206	334	91	1990	Nov. 2014	21 yrs.
Industrial facility in Dallas, TX	1,050	360	1,120	1	—	360	1,121	1,481	338	1990	Nov. 2014	29 yrs.
Industrial facility in Fort Worth, TX	1,063	809	671	1	—	809	672	1,481	295	2008	Nov. 2014	30 yrs.
Industrial and warehouse facility in Byron Center, MI	6,855	625	1,005	9,515	—	625	10,520	11,145	1,688	2015	Nov. 2014	40 yrs.
Office facility in Rotterdam, Netherlands	36,121	2,247	27,150	—	(5,488)	1,480	22,429	23,909	3,991	1960	Dec. 2014	40 yrs.

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2021
(in thousands)

		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition (a)	Increase (Decrease) in Net Investments (b)	Gross Amount at which Carried at Close of Period (c) (d)			Accumulated Depreciation (d)	Date of Construction	Date Acquired	Life on which Depreciation in Latest Statement of Income is Computed
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Office facility in Rotterdam, Netherlands	—	2,246	27,136	—	48	2,597	26,833	29,430	4,792	1960	Dec. 2014	40 yrs.
Hotel in Albion, Mauritius	15,290	4,047	54,927	243	(4,148)	3,766	51,303	55,069	10,849	2007	Dec. 2014	40 yrs.
Office facility in Eindhoven, Netherlands	53,956	8,736	14,493	78,956	879	13,553	89,511	103,064	10,805	2017	Mar. 2015	40 yrs.
Office facility in Plano, TX	21,867	3,180	26,926	—	—	3,180	26,926	30,106	4,714	2001	Apr. 2015	40 yrs.
Hotel in Munich, Germany	47,620	8,497	41,883	42,982	(5,962)	10,164	77,236	87,400	8,284	2017	May 2015	40 yrs.
Warehouse facility in Plymouth, MN	10,466	2,537	9,731	1,019	—	2,537	10,750	13,287	2,742	1975	May 2015	32 yrs.
Retail facility in Oslo, Norway	61,722	61,607	34,183	985	(13,869)	52,658	30,248	82,906	8,795	1971	May 2015	30 yrs.
Hotel in Hamburg, Germany	17,092	5,719	1,530	21,713	(245)	5,879	22,838	28,717	2,519	2017	Jun. 2015	40 yrs.
Office facility in Jacksonville, FL	10,377	1,688	10,082	—	—	1,688	10,082	11,770	1,858	2001	Jul. 2015	40 yrs.
Office facility in Warrenville, IL	21,956	2,222	25,449	1,574	—	2,222	27,023	29,245	4,957	2001	Sep. 2015	40 yrs.
Office facility in Coralville, IA	34,619	1,937	31,093	5,048	—	1,937	36,141	38,078	5,823	2015	Oct. 2015	40 yrs.
Industrial facility in Michalovce, Slovakia	12,681	1,055	10,808	13,978	124	1,386	24,579	25,965	3,713	2006	Oct. 2015	40 yrs.
Hotel in Stuttgart, Germany	14,532	—	25,717	1,175	1,053	—	27,945	27,945	4,806	1965	Dec. 2015	35 yrs.
Industrial facility in Menomonee Falls, WI	12,728	1,680	19,600	—	—	1,680	19,600	21,280	732	1974	Dec. 2015	35 yrs.
Warehouse facility in Iowa City, IA	6,173	913	5,785	—	—	913	5,785	6,698	1,138	2001	Mar. 2017	28 yrs.
Net-lease student housing facility in Malaga, Spain	25,433	3,293	4,044	43,638	(4,105)	4,103	42,767	46,870	1,705	2020	Oct. 2017	40 yrs.
Net-lease student housing facility in Barcelona, Spain	13,142	7,453	3,574	20,084	639	8,596	23,154	31,750	1,760	2019	Mar. 2018	40 yrs.
Net-lease student housing facility in Coimbra, Portugal	14,874	6,963	3,341	24,793	(1,594)	6,632	26,871	33,503	467	2021	Jun. 2018	40 yrs.
Net-lease student housing facility in San Sebastian, Spain	22,127	4,891	8,235	25,013	(1,689)	5,441	31,009	36,450	1,407	2020	Jun. 2018	40 yrs.
Net-lease student housing facility in Barcelona, Spain	18,908	9,491	3,596	20,436	(1,251)	10,671	21,601	32,272	1,015	2020	Jun. 2018	40 yrs.
Net-lease student housing facility in Seville, Spain	24,096	12,027	2,120	32,446	(2,267)	11,383	32,943	44,326	524	2021	Nov. 2018	40 yrs.
Net-lease student housing facility in Bilbao, Spain	30,733	11,796	4,667	40,256	(2,310)	11,289	43,120	54,409	550	2021	Dec. 2018	40 yrs.
Net-lease student housing facility in Porto, Portugal	14,992	5,229	956	22,683	(920)	5,203	22,745	27,948	1,147	2020	Dec. 2018	40 yrs.
Net-lease student housing facility in Pamplona, Spain	18,629	10,492	2,375	19,913	(1,417)	9,994	21,369	31,363	377	2021	Feb. 2019	40 yrs.
Industrial facility in Houston, TX	—	1,923	7,058	—	—	1,923	7,058	8,981	1	2011	Dec. 2021	40 yrs.
	$947,102	$272,569	$921,533	$457,724	$(138,572)	$264,590	$1,248,664	$1,513,254	$199,664

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2021
(in thousands)

		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition (a)	Increase (Decrease) in Net Investments (b)	Gross Amount at which Carried at Close of Period Total	Date of Construction	Date Acquired
Description	Encumbrances	Land	Buildings
Direct Financing Method
Warehouse facility in Chicago, IL	$5,709	$—	$8,564	$1,381	$1,504	$11,449	1942	May 2014
	$5,709	$—	$8,564	$1,381	$1,504	$11,449

		Initial Cost to Company			Costs Capitalized Subsequent to Acquisition (a)	Increase (Decrease) in Net Investments (b)	Gross Amount at which Carried at Close of Period (c) (d)							Life on which Depreciation in Latest Statement of Income is Computed
Description	Encumbrances	Land	Buildings	Personal Property			Land	Buildings	Personal Property	Total	Accumulated Depreciation (d)	Date of Construction	Date Acquired
Operating Real Estate – Student Housing Facility
Austin, TX	$51,299	$10,623	$3,043	$—	$65,760	$—	$10,624	$67,476	$1,326	$79,426	$2,627	2020	Sep. 2018	40 yrs.

Operating Real Estate – Self-Storage Facilities
Kissimmee, FL	6,450	3,306	7,190	—	158	(18)	3,306	7,235	95	10,636	1,724	2005	Jan. 2014	38 yrs.
St. Petersburg, FL	6,911	3,258	7,128	—	167	4	3,258	7,252	47	10,557	1,627	2007	Jan. 2014	40 yrs.
Corpus Christi, TX	2,623	340	3,428	—	399	4	340	3,695	136	4,171	1,224	1998	Jul. 2014	28 yrs.
Kailua-Kona, HI	3,628	1,356	3,699	—	335	13	1,356	3,987	60	5,403	1,125	1991	Jul. 2014	32 yrs.
Miami, FL	2,920	1,915	1,894	—	237	7	1,915	2,063	75	4,053	574	1986	Aug. 2014	33 yrs.
Palm Desert, CA	6,631	669	8,899	—	96	4	669	8,951	48	9,668	1,812	2006	Aug. 2014	40 yrs.
Columbia, SC	2,941	1,065	2,742	—	242	15	1,065	2,879	120	4,064	956	1988	Sep. 2014	27 - 30 yrs.
Kailua-Kona, HI	3,393	2,263	2,704	—	110	4	2,263	2,754	64	5,081	776	2004	Oct. 2014	32 yrs.
Pompano Beach, FL	2,926	700	3,436	—	826	2	700	4,183	81	4,964	1,310	1992	Oct. 2014	28 yrs.
Jensen Beach, FL	5,400	1,596	5,963	—	343	—	1,596	6,229	77	7,902	1,412	1989	Nov. 2014	37 yrs.
Dickinson, TX	6,237	1,680	7,165	—	228	2	1,680	7,255	140	9,075	1,842	2001	Dec. 2014	35 yrs.
Humble, TX	4,882	341	6,582	—	40	3	341	6,586	39	6,966	1,355	2009	Dec. 2014	39 yrs.
Temecula, CA	6,299	449	8,574	—	55	(6)	449	8,590	33	9,072	1,790	2006	Dec. 2014	37 yrs.
Cumming, GA	2,767	300	3,531	—	163	—	300	3,620	74	3,994	1,169	1994	Dec. 2014	27 yrs.
Naples, FL	10,367	3,073	10,677	—	1,519	19	3,073	12,046	169	15,288	3,474	1974	Jan. 2015	31 yrs.
Valrico, FL	5,812	695	7,558	—	307	(200)	695	7,637	28	8,360	1,375	2009	Jan. 2015	40 yrs.
Tallahassee, FL	4,900	1,796	4,782	—	222	2	1,795	4,892	115	6,802	1,186	1999	Feb. 2015	24 yrs.
Sebastian, FL	1,873	474	2,031	—	417	—	474	2,377	71	2,922	941	1986	Feb. 2015	20 yrs.
Lady Lake, FL	3,929	522	4,809	—	242	—	522	5,040	11	5,573	1,004	2010	Feb. 2015	40 yrs.

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2021
(in thousands)

		Initial Cost to Company			Costs Capitalized Subsequent to Acquisition (a)	Increase (Decrease) in Net Investments (b)	Gross Amount at which Carried at Close of Period (c) (d)							Life on which Depreciation in Latest Statement of Income is Computed
Description	Encumbrances	Land	Buildings	Personal Property			Land	Buildings	Personal Property	Total	Accumulated Depreciation (d)	Date of Construction	Date Acquired
Panama City Beach, FL	2,610	706	2,864	—	64	5	706	2,892	41	3,639	718	1997	Mar. 2015	36 yrs.
Hesperia, CA	—	779	5,504	—	134	—	779	5,572	66	6,417	1,805	2004	Apr. 2015	27 yrs.
Hesperia, CA	—	335	1,999	—	112	—	335	2,102	9	2,446	723	2007	Apr. 2015	28 yrs.
Hesperia, CA	—	384	3,042	—	318	—	384	3,317	43	3,744	1,328	1985	Apr. 2015	20 yrs.
Highland, CA	—	1,056	3,366	—	52	—	1,056	3,400	18	4,474	822	2003	Apr. 2015	36 yrs.
Lancaster, CA	—	217	4,355	—	86	—	217	4,390	51	4,658	1,117	1989	Apr. 2015	31 yrs.
Rialto, CA	—	1,905	3,642	—	72	—	1,905	3,676	38	5,619	1,026	2007	Apr. 2015	30 yrs.
Thousand Palms, CA	—	1,115	5,802	—	110	2	1,115	5,883	31	7,029	1,601	2007	Apr. 2015	31 yrs.
Louisville, KY	6,593	2,973	6,056	—	198	—	2,973	6,183	71	9,227	1,757	1998	Apr. 2015	32 yrs.
Lilburn, GA	2,332	1,499	1,658	—	122	—	1,499	1,726	54	3,279	865	1998	Apr. 2015	18 yrs.
Stockbridge GA	1,620	170	1,996	—	253	—	170	2,196	53	2,419	754	2003	Apr. 2015	34 yrs.
Crystal Lake, IL	2,627	811	2,723	—	83	—	811	2,791	15	3,617	878	1977	May 2015	24 yrs.
Las Vegas, NV	6,357	450	8,381	—	163	—	450	8,488	56	8,994	1,672	1996	May 2015	38 yrs.
Panama City Beach, FL	6,145	347	8,233	5	99	1	347	8,293	45	8,685	1,460	2008	May 2015	40 yrs.
Sarasota, FL	5,169	835	6,193	—	157	—	835	6,317	33	7,185	1,232	2003	Jun. 2015	40 yrs.
Sarasota, FL	3,779	465	4,576	—	100	—	465	4,633	43	5,141	878	2001	Jun. 2015	39 yrs.
St. Peters, MO	2,298	199	2,888	—	217	—	199	3,021	84	3,304	665	1991	Jun. 2015	35 yrs.
Leesburg, FL	2,391	731	2,480	—	122	—	731	2,565	37	3,333	893	1988	Jul. 2015	23 yrs.
Palm Bay, FL	7,105	2,179	7,367	—	293	—	2,179	7,555	105	9,839	1,836	2000	Jul. 2015	34 yrs.
Houston, TX	4,594	1,067	4,965	—	653	—	1,067	5,589	29	6,685	1,622	1971	Aug. 2015	27 yrs.
Ithaca, NY	2,276	454	2,211	—	40	—	454	2,240	11	2,705	661	1988	Sep. 2015	26 yrs.
Las Vegas, NV	2,333	783	2,417	—	384	—	783	2,784	17	3,584	1,184	1984	Sep. 2015	14 yrs.
Las Vegas, NV	2,204	664	2,762	1	613	—	664	3,333	43	4,040	1,257	1987	Sep. 2015	17 yrs.
Hudson, FL	3,232	364	4,188	—	28	—	364	4,192	24	4,580	767	2008	Sep. 2015	40 yrs.
Kissimmee, FL	—	407	8,027	—	89	—	407	8,087	29	8,523	1,328	2015	Oct. 2015	40 yrs.
El Paso, TX	3,698	1,275	3,339	—	321	—	1,275	3,646	14	4,935	741	1983	Oct. 2015	35 yrs.
El Paso, TX	2,538	921	2,764	—	82	—	921	2,845	1	3,767	614	1980	Oct. 2015	35 yrs.
El Paso, TX	3,605	594	4,154	—	29	—	594	4,154	29	4,777	826	1980	Oct. 2015	35 yrs.
El Paso, TX	3,622	594	3,867	—	153	—	594	3,982	38	4,614	831	1986	Oct. 2015	35 yrs.
El Paso, TX	1,426	337	2,024	—	110	—	337	2,124	10	2,471	427	1985	Oct. 2015	35 yrs.
El Paso, TX	3,711	782	3,825	—	32	—	782	3,836	21	4,639	1,000	1980	Oct. 2015	35 yrs.
Fernandina Beach, FL	7,248	1,785	7,133	—	266	—	1,785	7,310	89	9,184	1,440	1986	Oct. 2015	25 yrs.
Kissimmee, FL	3,437	1,371	3,020	3	327	—	1,371	3,315	35	4,721	946	1981	Oct. 2015	24 yrs.

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2021
(in thousands)

		Initial Cost to Company			Costs Capitalized Subsequent to Acquisition (a)	Increase (Decrease) in Net Investments (b)	Gross Amount at which Carried at Close of Period (c) (d)							Life on which Depreciation in Latest Statement of Income is Computed
Description	Encumbrances	Land	Buildings	Personal Property			Land	Buildings	Personal Property	Total	Accumulated Depreciation (d)	Date of Construction	Date Acquired
Houston, TX	2,751	817	3,438	—	80	(2)	817	3,473	43	4,333	845	1998	Oct. 2015	30 yrs.
Houston, TX	2,950	708	3,778	—	171	—	708	3,849	100	4,657	970	2001	Nov. 2015	30 yrs.
Greensboro, NC	4,035	716	4,108	—	1,465	—	716	5,475	98	6,289	1,633	1953	Dec. 2015	20 yrs.
Portland, OR	6,347	897	8,831	—	155	(6)	897	8,922	58	9,877	1,405	2000	Dec. 2015	40 yrs.
Kissimmee, FL	—	1,094	4,298	—	78	—	1,094	4,338	38	5,470	1,036	2000	Jan. 2016	32 yrs.
Avondale, LA	3,418	808	4,245	—	10	(11)	808	4,237	7	5,052	764	2008	Jan. 2016	40 yrs.
Gilroy, California	—	2,704	7,451	—	101	—	2,704	7,499	53	10,256	1,691	1999	Feb. 2016	35 yrs.
Washington, D.C.	6,621	3,185	8,177	—	31	—	3,185	8,203	5	11,393	1,409	1962	Apr. 2016	34 yrs.
Milford, MA	—	751	6,290	—	8	—	751	6,290	8	7,049	1,148	2003	Apr. 2016	37 yrs.
Millsboro, DE	—	807	5,152	—	33	—	807	5,174	11	5,992	982	2001	Apr. 2016	35 yrs.
New Castle, DE	4,466	994	5,673	—	31	—	994	5,680	24	6,698	916	2005	Apr. 2016	38 yrs.
Rehoboth, DE	8,347	1,229	9,945	—	29	—	1,229	9,952	22	11,203	1,764	1999	Apr. 2016	38 yrs.
Chicago, IL	—	796	2,112	—	160	—	796	2,214	58	3,068	495	1990	Nov. 2016	25 yrs.
	$274,073	$80,481	$317,154	$9	$80,100	$(156)	$80,481	$392,490	$4,617	$477,588	$80,035
___________
(a)Consists of the cost of improvements subsequent to purchase and acquisition costs, including construction costs on development project transactions, legal fees, appraisal fees, title costs, and other related professional fees. For business combinations, transaction costs are excluded.
(b)The increase (decrease) in net investment was primarily due to (i) changes in foreign currency exchange rates, (ii) the amortization of unearned income from net investments in direct financing leases, which produces a periodic rate of return that at times may be greater or less than lease payments received, (iii) reclassifications from net investments in direct financing leases to real estate subject to operating leases, and (iv) allowance for credit losses.
(c)Excludes (i) gross lease intangible assets of $250.7 million and the related accumulated amortization of $168.6 million, (ii) gross lease intangible liabilities of $14.7 million and the related accumulated amortization of $8.8 million, and (iii) real estate under construction of $103.3 million.
(d)A reconciliation of real estate and accumulated depreciation follows:

CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED
NOTES TO SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
(in thousands)

	Reconciliation of Real Estate Subject to Operating Leases
	Years Ended December 31,
	2021	2020	2019
Beginning balance	$1,440,354	$1,200,645	$1,210,776
Reclassification from real estate under construction	170,919	157,996	58
Foreign currency translation adjustment	(72,745)	62,373	(11,893)
Impairment charges	(23,551)	—	—
Dispositions	(13,417)	(3,391)	(29,974)
Acquisitions	8,981	—	—
Reclassification from direct financing leases	1,837	21,280	—
Capital improvements	876	1,451	892
Reclassification from operating real estate	—	—	30,786
Ending balance	$1,513,254	$1,440,354	$1,200,645

	Reconciliation of Accumulated Depreciation for Real Estate Subject to Operating Leases
	Years Ended December 31,
	2021	2020	2019
Beginning balance	$172,319	$135,922	$112,061
Depreciation expense	37,051	30,449	29,339
Foreign currency translation adjustment	(7,400)	6,889	(924)
Dispositions	(2,306)	(941)	(4,554)
Ending balance	$199,664	$172,319	$135,922

	Reconciliation of Operating Real Estate
	Years Ended December 31,
	2021	2020	2019
Beginning balance	$596,998	$512,485	$503,149
Dispositions	(123,319)	—	(48)
Capital improvements	1,800	1,620	2,270
Foreign currency translation adjustment	1,615	3,966	3,014
Reclassification from real estate under construction	494	78,927	34,886
Reclassification to real estate	—	—	(30,786)
Ending balance	$477,588	$596,998	$512,485

	Reconciliation of Accumulated Depreciation for Operating Real Estate
	Years Ended December 31,
	2021	2020	2019
Beginning balance	$73,569	$57,237	$41,969
Depreciation expense	16,217	16,013	15,163
Dispositions	(9,842)	—	(22)
Foreign currency translation adjustment	91	319	127
Ending balance	$80,035	$73,569	$57,237

As of December 31, 2021, the aggregate cost of real estate we and our consolidated subsidiaries own for federal income tax purposes was $2.3 billion.

CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED
SCHEDULE IV — MORTGAGE LOANS ON REAL ESTATE
December 31, 2021
(dollars in thousands)

Description	Interest Rate	Final Maturity Date	Fair Value	Carrying Amount
Financing agreement — Cipriani	10.0%	Jul. 2024	$28,000	$28,000

CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED
NOTES TO SCHEDULE IV — MORTGAGE LOANS ON REAL ESTATE
(in thousands)

	Reconciliation of Mortgage Loans on Real Estate
	Years Ended December 31,
	2021	2020	2019
Beginning balance	$28,000	$28,000	$63,954
Collection of principal (a)	—	—	(35,954)
Ending balance	$28,000	$28,000	$28,000

__________
(a)On April 9, 2019, we received full repayment totaling $36.0 million on the Mills Fleet mezzanine loan (Note 5).